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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

THE MACERICH COMPANY,

THE MACERICH PARTNERSHIP, L.P.,

MACW, INC.,

WILMORITE PROPERTIES, INC.

AND

WILMORITE HOLDINGS, L.P.

Dated as of December 22, 2004

(i)

3.19	Material Contracts and Commitments	24
3.20	Intellectual Property	25
3.21	Insurance	25
3.22	Company Information	26
3.23	Related Party Transactions	26
3.24	Investment Company Act of 1940	26
3.25	Internal Financial Controls	26
3.26	Inapplicability of Takeover Statute	27
3.27	Definition of the Company's Knowledge	27
3.28	No Other Representations or Warranties	27
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT, PARENT LP AND MERGER SUB	28
4.1	Organization; Good Standing and Power	28
4.2	Formation of Merger Sub; No Prior Activities	28
4.3	Compliance with Law	29
4.4	Authority; Validity and Effect of Agreement	29
4.5	Consents and Approvals; No Violations	30
4.6	SEC Reports	31
4.7	Tax Matters	31
4.8	Litigation	31
4.9	Brokers	32
4.10	Parent Information	32
4.11	Required Financing	32
4.12	Definition of Parent's Knowledge	32
4.13	No Other Representations or Warranties	33
ARTICLE V	CONDUCT OF BUSINESS PENDING MERGER	33
5.1	Conduct of Business by the Company	33
5.2	Conduct of Business by Parent	36
ARTICLE VI	COVENANTS	36
6.1	Access to Information; Confidentiality	36
6.2	Other Filings	37
6.3	Additional Agreements	37
6.4	No Solicitations	37
6.5	Public Announcements	38
6.6	Employee Benefit Arrangements	38
6.7	Officers' and Directors' Indemnification	39
6.8	Certain Tax Matters	41
6.9	Company LP Matters	42
6.10	Required Financing	44
6.11	Consent and Voting Agreements	44
6.12	Excluded Properties	44
6.13	Parent Obligations	44
ARTICLE VII	CONDITIONS TO THE MERGER	44
7.1	Conditions to the Obligations of Each Party to Effect the Merger	44
7.2	Additional Conditions to Obligations of Parent, Parent LP and Merger Sub	45
7.3	Additional Conditions to Obligations of the Company	46

(ii)

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	47
8.1	Termination	47
8.2	Effect of Termination	47
8.3	Parent Guarantee	47
8.4	Fees and Expenses	48
8.5	Amendment	48
8.6	Extension; Waiver	48
ARTICLE IX	GENERAL PROVISIONS	48
9.1	Notices	48
9.2	Certain Definitions	49
9.3	Terms Defined Elsewhere	53
9.4	Interpretation	55
9.5	Non-Survival of Representations, Warranties, Covenants and Agreements	55
9.6	Miscellaneous	55
9.7	Assignment; Benefit	56
9.8	Severability	56
9.9	Choice of Law; Consent to Jurisdiction	56
9.10	Gender Neutral	56
9.11	Waiver	56
9.12	Counterparts	56
Exhibits
Exhibit A	—	Form of Amended and Restated Company Partnership Agreement
Exhibit B	—	Form of Consent and Voting Agreement
Exhibit C	—	Form of Contribution Agreement
Exhibit D	—	Form of Danbury Merger Agreement
Exhibit E	—	Form of Certificate of Merger
Exhibit F	—	Form of Management Agreement
Exhibit G-1	—	Form of Company Tax Opinion
Exhibit G-2	—	Form of Company Tax Opinion
Exhibit H	—	Form of Non-Competition Agreement
Exhibit I-1	—	Form of Tax Withholding Affidavit (Individuals)
Exhibit I-2	—	Form of Tax Withholding Affidavit (Entities)
Exhibit J	—	Form of Parent Tax Opinion
Exhibit K	—	Form of Registration Rights Agreement

(iii)

SCHEDULES

Company Disclosure Schedule

Section	Title
1.1(a)	Calculation of Final Offer Consideration
1.1(b)	Other Liabilities to be Paid Off or Assumed at Closing
1.10(a)	Retained Intellectual Property Rights
1.10(b)	Transferred Intellectual Property Rights
3.2(a)	Company Subsidiaries
3.2(b)	Ownership of Company Subsidiaries
3.3	Other Interests
3.4(b)	Encumbrances on Capital Stock
3.4(e)	Voting Agreements; Restrictions on Transfer of Shares
3.4(f)	Repurchase Agreements
3.4(g)	Registration Agreements
3.4(h)	Dividends
3.4(i)	Limited Partner and Interests of Company LP
3.4(j)	Encumbrances on Common and Preferred Units
3.5(a)	Compliance with Law
3.7(a)	Consents and Approvals; No Violations
3.7(b)	Government Entity Filings
3.7(c)	Preferential Rights
3.8	Litigation
3.9	Absence of Certain Changes
3.10(a)	Financial Statements
3.10(b)	Undisclosed Liabilities
3.11(a)	Taxes
3.11(b)	Built-in Gain
3.11(c)	Company Tax Protection Agreements
3.11(d)	Tax Returns
3.11(e)	Tax Power of Attorney
3.11(f)	Tax Extensions
3.12(a)	Company Properties
3.12(c)(vi)	Company Property Exceptions
3.12(e)	Condemnation
3.12(f)	Unexpired Third-Party Rights
3.12(g)	Anchor Store Agreements
3.13	Environmental Matters
3.14	Employee Programs
3.15	Labor and Employment Matters
3.19(a)	Material Contracts
3.19(b)	Key Person Provisions
3.20	Intellectual Property
3.21	Insurance
3.23	Related Party Transactions
3.27	Definition of the Company's Knowledge
5.1	Conduct of Business by Company

(iv)

6.6(a)	Stock Appreciation Rights, Severance, Retention and Leasing Commission Agreements and Obligations
6.6(c)	Stock Appreciation Rights, Severance, Retention Agreements and Obligations
6.8(h)	New York State Sales Tax Audit
6.11	Consent and Voting Agreements
7.1(b)	Regulatory Approvals
7.2(e)	Consents
7.2(h)	Termination of Contracts With Interested Persons

Parent Disclosure Schedule

Section	Title
4.3	Compliance with Law
4.5(a)	Consents and Approvals; No Violations
4.5(b)	Governmental Consents
4.5(c)	Third-Party Consents
4.8	Litigation
4.12	Definition of Parent's Knowledge

(v)

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 22, 2004, is made by and among The Macerich Company, a Maryland corporation ("Parent"), The Macerich Partnership, L.P., a Delaware limited partnership ("Parent LP"), MACW, Inc., a Delaware corporation and a wholly owned subsidiary of Parent LP ("Merger Sub"), Wilmorite Properties, Inc., a Delaware corporation (the "Company"), and Wilmorite Holdings, L.P., a Delaware limited partnership ("Company LP").

RECITALS

        WHEREAS, the parties wish to effect a business combination through a merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving entity, on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL");

        WHEREAS, the Board of Directors of the Company (the "Company Board") has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

        WHEREAS, the Board of Directors of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, and Parent, in its capacity as general partner of Parent LP, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable;

        WHEREAS, as a condition to the willingness of Company and Company LP to enter into this Agreement, the parties have agreed, and provided herein, that Company LP shall merge with a Delaware limited partnership that is a Subsidiary of Parent LP, with the Company LP as the surviving entity (the "Partnership Merger") and, as consideration in such merger, each Company LP Unit held by a Company Limited Partner (other than the Company or any of its Subsidiaries or Affiliates), subject to the terms and conditions set forth herein, shall be cancelled and in consideration therefor, each Company Limited Partner will receive cash in an amount equal to the Merger Consideration (the "Partnership Cash Consideration"), provided that, upon the receipt of such Company Limited Partner's consent and approval of the Amended and Restated Company Partnership Agreement, each such Company Limited Partner may elect to receive, in lieu of cash, (i) Class A Convertible Preferred Units in Company LP or (ii) Common Units in Company LP, each subject to the terms of the Amended and Restated Company Partnership Agreement;

        WHEREAS, simultaneously with the Partnership Merger, Company LP will effectuate an amendment and restatement of that certain 2002 Amended and Restated Agreement of Limited Partnership of Company LP (the "Company Partnership Agreement"), which such amendment and restatement shall be in the form attached hereto as Exhibit A (the "Amended and Restated Company Partnership Agreement");

        WHEREAS, as a condition to the willingness of Parent and Parent LP to enter into this Agreement, simultaneously herewith, the Company and Company LP shall deliver or cause to be delivered to Parent executed consent and voting agreements in the form attached hereto as Exhibit B (the "Consent and Voting Agreements") from (i) holders of that number of shares of the common stock and preferred stock of the Company sufficient to approve and adopt this Agreement, the Merger and the other transactions documents, and (ii) the limited partners holding that number of units of Company LP sufficient to approve the Merger, the Partnership Merger, the Amended and Restated Company Partnership Agreement, and the other transactions contemplated hereby;

        WHEREAS, as a condition to the willingness of the Company and Company LP to enter into this Agreement, the Company and Company LP will amend their Certificate of Incorporation and

Certificate of Limited Partnership, as applicable, to effect a change of their respective names so that the word "Wilmorite" is no longer utilized;

        WHEREAS, as a condition to the willingness of the Company and Company LP to enter into this Agreement, simultaneously herewith, Parent LP and Company LP shall have entered into that certain Contribution Agreement in the form attached hereto as Exhibit C (the "Contribution Agreement"), pursuant to which Company LP shall, on the Closing Date, contribute certain assets to Parent LP in exchange for common units of partnership interest of Parent LP on the terms and conditions set forth therein;

        WHEREAS, as a condition to the willingness of the Company and Company LP to enter into this Agreement, simultaneously herewith, Parent and ACI Danbury, Inc., a Delaware corporation ("ACI Danbury") shall have entered into that certain Agreement and Plan of Merger in the form attached hereto as Exhibit D (the "Danbury Merger Agreement"), pursuant to which the parties thereto may effect a business combination through a merger of a subsidiary of Parent with and into ACI Danbury, with ACI Danbury as the surviving entity, on the terms and conditions set forth in the Danbury Merger Agreement, which will close immediately following the Merger;

        WHEREAS, as a condition to the willingness of the Company and Company LP to enter into this Agreement, Parent has agreed to guarantee each of the obligations and undertakings of Parent LP, Merger Sub and, after the Effective Time, the obligations of the Surviving Corporation, under this Agreement; and

        WHEREAS, Parent, Parent LP, Merger Sub, the Company and Company LP desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1    Aggregate Consideration to be Paid in Merger and Partnership Merger; Other Amounts to be Paid at Closing.

          (a)   On the Closing Date, the Merger and the Partnership Merger (described in Section 6.9 hereof) shall be consummated for aggregate consideration (including payments in respect of outstanding SARs) payable by Parent LP equal to $1,293,399,136 (the "Initial Offer Consideration"), as adjusted in the manner set forth on the Final Closing Worksheet in the form of Section 1.1(a) of the Company Disclosure Schedule and delivered pursuant to Section 1.8(d) (as so adjusted, the "Final Offer Consideration").

          (b)   Parent and Parent LP acknowledge and agree that, at Closing, in addition to the Final Offer Consideration, they will need to have immediately available funds in an amount equal to the line entitled "Subtotal: Cash Needed at Closing" on Section 1.1(b) of the Company Disclosure Schedule and that Parent and Parent LP will pay on the Closing Date each of the items listed under "Other Liabilities to be Paid Off at Closing" on Section 1.1(b) of the Company Disclosure Schedule. Parent and Parent LP further acknowledge and agree that as of the Closing Date, they will replace the letters of credit listed under the heading "Letters of Credit to be Replaced at Closing" on Section 1.1(b) of the Company Disclosure Schedule.

        1.2    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger as a wholly owned subsidiary of Parent LP

(the "Surviving Corporation"). The Merger shall have the effects specified in the applicable provisions of the DGCL. The parties hereto intend the Merger to be a taxable purchase of the Company Common Stock and Series A Preferred Stock.

        1.3    Closing.    The closing of the Merger (the "Closing") shall occur no later than the second (2nd) Business Day after all of the conditions set forth in Article VII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the party entitled to benefit of the same; provided, however, that the Closing shall not take place earlier than March 2, 2005. The Closing shall take place at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York 10022, or at such other time and place as agreed to by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        1.4    Effective Time.    On the Closing Date, the Company shall duly execute and file a certificate of merger (the "Certificate of Merger"), in the form attached hereto as Exhibit E, with the Secretary of State of the State of Delaware (the "DSOS") in accordance with the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective upon the later of such time as the Certificate of Merger has been accepted by the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL as the effective time of the Merger (the "Effective Time").

        1.5    Effect of the Merger on the Organizational Documents and Management of the Company.

          (a)    Organizational Documents.    The certificate of incorporation of the Company, as in existence immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time unless and until amended in accordance with its terms and as provided by law. The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by such amended certificate of incorporation or by such bylaws, except for any changes necessary or appropriate to reflect the change in the name of the Surviving Corporation.

          (b)    Directors and Officers of the Surviving Corporation.    From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualified, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or the date their respective successors are duly elected or appointed, as the case may be, and qualified.

        1.6    Effect of the Merger on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent LP, Merger Sub or the holder of any shares of capital stock of the Company:

          (a)   Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall (other than Dissenting Shares and shares of Company Common Stock owned by Parent, Parent LP, Merger Sub or the Company or any of their respective direct or indirect wholly owned Subsidiaries) automatically be converted into, and shall be canceled in exchange for, the right to receive (i) from Parent LP, an amount in cash equal to the Merger Consideration, and (ii) from the Company, an amount in cash equal to the Additional Consideration.

          (b)   Each share of Series A Preferred Stock, par value $0.01 per share, of the Company ("Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time shall (other than Dissenting Shares and shares of Series A Preferred Stock owned by Parent, Parent LP,

  Merger Sub or the Company or any of their respective direct or indirect wholly owned Subsidiaries) automatically be converted into, and shall be canceled in exchange for, the right to receive an amount in cash equal to the Merger Consideration and the Additional Consideration.

          (c)   At the Effective Time, all shares of Company Common Stock and Series A Preferred Stock converted into the right to receive the Merger Consideration pursuant to Sections 1.6(a) and 1.6(b), respectively, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock and/or Series A Preferred Stock (each, a "Certificate," and collectively, the "Certificates") shall thereafter cease to have any rights with respect to such shares of Company Common Stock and/or Series A Preferred Stock, except the right to receive the Merger Consideration and the Additional Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of shares of Company Common Stock and/or Series A Preferred Stock, as applicable, become entitled in accordance with Article II upon the surrender of such Certificate.

          (d)   Each share of Company Common Stock and Series A Preferred Stock issued and owned or held by Parent, Parent LP, Merger Sub, the Company or any of their respective direct or indirect wholly owned Subsidiaries at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and shall cease to exist and no Merger Consideration, Additional Consideration or other consideration shall be delivered in exchange therefor.

        1.7    Change of Control Payments.

          (a)    Severance Payments.    On the Closing Date, Parent LP will deliver to a trustee designated by the Company (the "Trustee") cash in the amount equal to $13,000,000 subject to adjustment as set forth in Section 1.1(b) of the Company Disclosure Schedule (the "Severance Amount"). The Severance Amount consists of the aggregate amount of severance payable pursuant to all severance obligations of the Company (the "Severance Agreements"). The Severance Amount shall either be distributed pursuant to the terms of this Agreement or held in, if not payable at Closing under the terms of such severance obligation, a Rabbi Trust Agreement entered into between the Company and the Trustee in form and substance reasonably satisfactory to Parent LP (the "Trust Agreement"), which Trustee Agreement shall be executed and delivered by the parties thereto prior to Closing.

          (b)    Company Stock Appreciation Rights.    Each outstanding stock appreciation right ("SAR") of the Company granted under that certain Long Term Incentive Plan (the "Company Incentive Plan") as of immediately prior to the Effective Time, shall become fully vested and shall be deemed exercised as of the Effective Time in accordance with the individual award agreements evidencing each such SAR (collectively, the "SARs Agreements"). At the Effective Time, each SAR regardless of the grant price thereof will be canceled, and Company LP will either, depending on the terms of the respective SAR Agreement, (i) pay to the holder of a SAR a single lump sum cash payment on the Closing Date equal to the Per SARs Value attributable to such SARs (the "SAR Payment") or (ii) deliver the SAR Payment to the Trustee; provided that if the Per SARs Value of any such SAR is equal to zero, such SAR shall be canceled without any payment being made in respect thereof; and provided further that if the applicable SAR Agreement sets forth a specified timing and procedure for such SAR Payment, including without limitation, conditions to such SAR Payment, then the parties hereto shall cooperate in implementing such procedures and honor the terms of such SAR Agreement. The aggregate amount of SAR Payments delivered to the Trustee together with the Severance Amount shall be referred to as the "Trust Amount." The Trust Amount shall be held and distributed pursuant to the terms of the Trust Agreement.

          (c)    Partnership Bonuses.    Each outstanding partnership bonus agreement of Company LP (collectively, the "Partnership Bonus Agreements") as of immediately prior to the Effective Time, shall become payable as of the Effective Time in accordance with the individual Partnership Bonus Agreements. At the Effective Time, each Partnership Bonus Agreement will be cancelled and Company LP will pay to the holder thereof a single lump sum cash payment on the Closing Date equal to the Bonus Amount as set forth in the Partnership Bonus Agreement.

          (d)   The Company, Company LP, Parent, Parent LP and the Surviving Corporation shall take all steps necessary to give effect to this Section 1.7. Not later than ten (10) Business Days prior to the Closing Date, the Company and Company LP shall deliver to Parent worksheets and other data that delineate in reasonable detail the calculation of these amounts. Any payments required to be made pursuant to this Section 1.7 shall be subject to any applicable withholding tax.

        1.8    Pre-Closing Distribution; Worksheets for Calculating Final Offer Consideration.

          (a)   The parties hereto acknowledge and agree that, on the Closing Date prior to the Effective Time, Company LP shall distribute to its partners (including, without limitation, the Company in its capacity as a partner), in accordance with the terms of the Company Partnership Agreement, cash in an aggregate amount equal to the lesser of (i) Excess Net Working Capital, and (ii) the total amount of the cash held by Company LP not subject to contractual restrictions at the time of such distribution (such distribution, the "Pre-Closing Distribution"). It is further acknowledged and agreed that, notwithstanding anything in this Agreement to the contrary and to the extent necessary, the Company may cause each Company Subsidiary to distribute to such entities' partners, stockholders or members, as applicable, cash as necessary so that Company LP shall have the maximum amount of unrestricted cash available to make the Pre-Closing Distribution.

          (b)   The Company and Company LP have in good faith prepared and delivered to Parent worksheets in the forms attached hereto as Section 1.1(a) and 1.1(b) of the Company Disclosure Schedule (the "Signing Worksheets"), which show the hypothetical calculation of the Final Offer Consideration as of the date hereof. Parent acknowledges that the Company and Company LP have provided such worksheets and data supporting the Signing Worksheets as Parent has reasonably requested to understand the preparation of such Signing Worksheets, and Parent has agreed to such methodology (including, without limitation, any non-GAAP adjustments reflected on the Signing Worksheets).

          (c)   Not later than ten (10) Business Days prior to the Closing Date, the Company and Company LP shall deliver to Parent estimated worksheets (the "Estimated Closing Worksheets") in the same form as the Signing Worksheets and prepared in a manner consistent with the methodology reflected on the Signing Worksheets, but updated to reflect estimates of the required items as of the Closing Date. The Company and Company LP shall also deliver to Parent in connection with the Estimated Closing Worksheets such other worksheets and data that support the Estimated Closing Worksheets and delineate in reasonable detail the calculation of the Final Offer Consideration, and any other information that Parent may reasonably request in order to verify the amounts reflected on the Estimated Closing Worksheets. Parent shall have the opportunity to review such Estimated Closing Worksheets and any supporting materials provided to Parent. Parent and the Company will cooperate in good faith to resolve any disagreements over such Estimated Closing Worksheets. If Parent has not provided written notice to the Company of any bona fide disagreement with respect to the Estimated Closing Worksheets or the calculation of the Final Offer Consideration, which has not otherwise been resolved, by the third (3rd) Business Day prior to the anticipated Closing Date, then Parent shall be deemed to have accepted and approved such Estimated Closing Worksheets and the calculation of the Final Offer Consideration derived therefrom, subject only to changes pursuant to Section 1.8(d) below.

          (d)   On the Closing Date, the Company and Company LP shall deliver to Parent final estimated worksheets for Company LP in the same form as the Estimated Closing Worksheets and prepared in a manner consistent with the methodology reflected on the Estimated Closing Worksheets (the "Final Closing Worksheets"). The Final Closing Worksheets shall reflect as of the Closing Date any changes from the estimates made on the Estimated Closing Worksheets. The Company and Company LP shall also deliver to Parent in connection with the Final Closing Worksheets such other worksheets and data that support the Final Closing Worksheets and delineate in reasonable detail the calculation of the Final Offer Consideration, and any other information that Parent may reasonably request in order to verify the amounts reflected on the Final Closing Worksheets.

        1.9    Dissenting Shares.

          (a)   For purposes of this Agreement, "Dissenting Shares" means shares of Company Common Stock and/or Series A Preferred Stock held as of the Effective Time by a stockholder of the Company who has not voted such shares of Company Common Stock and/or Series A Preferred Stock in favor of the approval and adoption of this Agreement, and with respect to which appraisal shall have been duly demanded and perfected in accordance with applicable law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, unless such stockholder of the Company shall have forfeited his, her or its right to appraisal under applicable law or properly withdrawn, his, her or its demand for appraisal. If such dissenting stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration and the Additional Consideration, without any interest thereon, in respect of such shares of Company Common Stock and/or Series A Preferred Stock pursuant to Section 1.6.

          (b)   The Company shall give Parent LP (i) prompt notice of any written demands for appraisal of any holder of shares of Company Common Stock and/or Series A Preferred Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity, prior to the Effective Time, to participate at its own expense, and after the Effective Time, to direct all negotiations and proceedings with respect to demands for appraisal under applicable law. The Company shall not, except with the prior written consent of Parent LP make any payment with respect to any demands for appraisal of the shares of Company Common Stock and/or Series A Preferred Stock or offer to settle or settle any such demands.

        1.10    Certain Intellectual Property Rights of the Company.

          (a)   Parent, Parent LP and Merger Sub hereby expressly acknowledge that (i) the Trademark Assignment between the Company and Wilmorite, Inc. transfers to Wilmorite, Inc. all rights, title and interests in and to that certain logo of the Company set forth in Section 1.10(a) of the Company Disclosure Schedule and all derivatives thereof (the "W Logo") and that Parent, Parent LP, Merger Sub, and after the Effective Time, the Surviving Corporation will have no rights to use the W Logo and (ii) that the "Wilmorite" trademark is the sole property of Wilmorite, Inc. and that Parent, Parent LP, Merger Sub, and after the Effective Time, the Surviving Corporation will have no rights to use the "Wilmorite" trademark or any derivative thereof or confusingly similar mark or trade name in its name or otherwise. Except as set forth in the next sentence of this Section 1.10, nothing in this Agreement or any ancillary agreement contemplated hereby is intended to nor shall anything in this Agreement or any such ancillary agreement be construed to grant or to convey any rights, title, interest or license in or to the W Logo or the "Wilmorite" trademark including, but not limited to, any trademarks or service marks, all such rights, title and interests thereto are and shall remain the sole property of Wilmorite, Inc. Notwithstanding the foregoing, Wilmorite, Inc. agrees that the Surviving Corporation, Company LP and the Company Subsidiaries shall be entitled to use the W Logo and the "Wilmorite" trademark for ninety (90) days after the Closing in connection with the transitioning of the business. Prior to the Closing, the Company will obtain and deliver to Parent a license with respect to the W Logo and the "Wilmorite" trademark for use in connection with the Rochester Portfolio.

          (b)   Prior to Closing, Company and Company LP will cause Wilmorite, Inc. to transfer all rights, title and interests in and to those service marks related to Eastview Mall and Eastview Commons set forth in Section 1.10(b) of the Company Disclosure Schedule and all derivatives thereof to the Eastview Mall, LLC and Eastview Commons, LLC, respectively.

        1.11    Limited Partner Matters and Company Information Statement.

          (a)   Immediately following the consummation of the Merger, the Partnership Merger shall occur, pursuant to an agreement and plan of merger in form and substance reasonably satisfactory to Parent and the Company and, as consideration in such merger, the Company Limited Partners shall receive the Merger Consideration described in Section 6.9 hereof in exchange for their interests in Company LP.

          (b)   As promptly as reasonably practicable after the date of this Agreement, Company LP shall prepare an information statement (the "Company LP Disclosure Document") to be disseminated to the Company Limited Partners for purposes of informing them of the Merger, the Partnership Merger and the terms of the Amended and Restated Company Partnership Agreement, which will be in effect simultaneously with the Partnership Merger. Parent and Parent LP will cooperate with Company LP, and will furnish to Company LP any information reasonably requested in connection with the preparation of the Company LP Disclosure Document, and Company LP will give Parent LP and its counsel the opportunity to review all drafts thereof, and will accept all reasonable comments of Parent LP thereon. Each of Parent, Parent LP and Company LP agrees to correct promptly any information provided by it for use in the Company LP Disclosure Document that shall have become false or misleading in any material respect, and the Company and Company LP further agree to take all reasonable steps to cause the Company LP Disclosure Document, as so corrected, to be disseminated to the Company Limited Partners.

          (c)   As promptly as reasonably practicable after the date of this Agreement, the Company may prepare an information statement (the "Company Information Statement") to be disseminated to the holders of Company Common Stock and Series A Preferred Stock for purposes of informing them of the Merger and their statutory appraisal rights. Parent and Parent LP will cooperate with the Company, and will furnish to Company LP any information reasonably requested in connection with the preparation of the Company Information Statement, and the Company will give Parent LP and its counsel the opportunity to review all drafts thereof, and will accept all reasonable comments of Parent LP thereon. Each of Parent, Parent LP and the Company agrees to correct promptly any information provided by it for use in the Company Information Statement that shall have become false or misleading in any material respect, and the Company further agrees to take all reasonable steps to cause the Company Information Statement, as so corrected, to be disseminated to the holders of Company Common Stock and Series A Preferred Stock along with the transmittal materials to be delivered in accordance with Section 2.2(b).

        1.12    Liquidation of Company.    Nothing in this Agreement shall prevent Parent from causing the Company to be liquidated for tax or any other purposes immediately following the Merger; provided that Parent complies with Section 6.13 hereof.

ARTICLE II
EXCHANGE OF SECURITIES

        2.1    Exchange Agent.

          (a)   Within ten (10) days of the date hereof, Parent LP and the Company shall designate a bank or trust company to act as agent (the "Paying Agent") for the payment of (i) the Merger Consideration and the Additional Consideration upon the surrender of the Certificates and (ii) the payment of Partnership Cash Consideration upon the delivery of reasonable evidence of ownership and an election to receive the Partnership Cash Consideration of Company Common Units and/or Company Preferred Units.

          (b)   Immediately prior to the Effective Time, for the benefit of the holders of Certificates and the benefit of holders of Company Common Units and Company Preferred Units electing to receive the Partnership Cash Consideration in the Partnership Merger (the "Electing Holders"), (i) Parent LP shall deposit with the Paying Agent the aggregate Merger Consideration payable pursuant to Article I in exchange for the Certificates and the aggregate Partnership Cash Consideration payable to the Electing Holders and (ii) the Company shall deposit with the Paying Agent the aggregate Additional Consideration payable pursuant to Article I in exchange for the Certificates (together, the "Exchange Fund"). The Exchange Fund may not be used for any purpose that is not provided herein. No interest will be paid or will accrue on any cash payable pursuant to Sections 1.6(a) and 1.6(b).

        2.2    Exchange Procedure.

          (a)   Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Company will, upon acceptance thereof by Parent LP and subject to the consummation of the Merger, be entitled to receive in exchange therefor (i) the amount of cash into which the aggregate number of shares of Company Common Stock or Series A Preferred Stock previously represented by such Certificate or Certificates shall have been converted pursuant to Sections 1.6(a) or 1.6(b), as applicable, and (ii) any other dividend payable with respect to shares of Company Common Stock and Series A Preferred Stock prior to the Effective Time (including any dividend declared prior to the Effective Time, but not paid as of the Effective Time), in each case without interest. The Parent LP shall accept such Certificates upon compliance with such reasonable terms and conditions as the Parent LP may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate that prior to the Effective Time represented Company Common Stock or Series A Preferred Stock and which is not surrendered to the Company in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Company, be deemed to solely evidence the right to receive the Merger Consideration and the Additional Consideration into which such Company Common Stock or Series A Preferred Stock shall have been converted.

          (b)   Appropriate transmittal materials in a form satisfactory to Parent LP and the Company (including a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Paying Agent and instructions for use in surrendering the Certificates in exchange for the Merger Consideration and the Additional Consideration) shall be mailed or otherwise delivered to each holder of record of Company Common Stock and Series A Preferred Stock concurrently with the Company Information Statement. Neither Parent LP, the Company nor Paying Agent shall be obligated to deliver cash to which a holder of Company Common Stock or Series A Preferred Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock or Series A Preferred Stock for exchange as provided in this Section 2.2, or, in default thereof, an appropriate affidavit of loss and indemnity agreement as may be required by Parent LP or the Paying Agent pursuant to Section 2.8.

          (c)   Each Electing Holder who has delivered reasonable evidence of ownership of his, her or its Company Common Units or Company Preferred Units and election to receive the Partnership Cash Consideration in connection with the Partnership Merger to the Company will, upon acceptance thereof by Parent LP and subject to the consummation of the Merger, be entitled to receive in exchange therefor (i) the applicable amount of Partnership Cash Consideration, and (ii) any other distribution payable with respect to such Company Common Units and Company Preferred Units prior to the Effective Time (including any distributions declared prior to the Effective Time, but not paid as of the Effective Time), in each case without interest. Parent LP shall accept such evidence upon compliance with such reasonable terms and conditions as Parent LP may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

        2.3    No Further Ownership Rights in Company Stock.    At the Effective Time, holders of shares of Company Common Stock and Series A Preferred Stock shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Merger Consideration and the Additional Consideration as provided under this Article II.

        2.4    Investment of Exchange Fund.    The Paying Agent shall invest the cash included in the Exchange Fund on a daily basis, as directed by Parent LP, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to Parent LP.

        2.5    Termination of the Exchange Fund.    Promptly following the date which is one (1) year from the Effective Time, the Paying Agent shall deliver to the Surviving Corporation (or, if it has been dissolved, Parent LP), all cash (as well as any proceeds from any investment thereof), Certificates and other documents in its possession relating to any of the Merger, the Partnership Merger or the payment of the Additional Consideration, and the Paying Agent's duties shall terminate. Any stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (or, if it has been dissolved, Parent LP) for the consideration deliverable in respect of each share of Company Common Stock or Series A Preferred Stock held by such stockholder as determined pursuant to this Agreement, without any interest thereon (subject to applicable abandoned property, escheat and similar laws). Any Limited Partner who has not theretofore complied with this Article II or Section 6.9 shall thereafter look only to the Surviving Corporation (or, if it has been dissolved, Parent LP) for the consideration deliverable in respect of each Company Common Unit and Company Preferred Unit held by such Limited Partner as determined pursuant to this Agreement, without any interest thereon (subject to applicable abandoned property, escheat and similar laws).

        2.6    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock or Series A Preferred Stock which were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates formerly representing shares of Company Common Stock or Series A Preferred Stock presented to the Surviving Corporation or the Paying Agent shall be surrendered and canceled in exchange for the payment of the Merger Consideration and the Additional Consideration relating thereto, as provided in this Article II. Parent LP and the Paying Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration and the Additional Consideration specified in this Agreement, which books shall be conclusive with respect thereto.

        2.7    No Liability.    None of Parent, Parent LP, Merger Sub, the Company, Company LP or the Surviving Corporation or any of their respective Subsidiaries or Affiliates or the Paying Agent shall be liable to any Person in respect of any Merger Consideration, Additional Consideration, Partnership Cash Consideration or any cash dividend or distribution delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration, Additional Consideration or Partnership Cash Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental authority), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        2.8    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent LP, the delivery by such person of an indemnity agreement (and without requirement of any surety bond), in such reasonable form as Parent LP may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration and Additional Consideration in exchange for such lost, stolen or destroyed Certificate.

        2.9    Withholding Rights.    Parent LP, the Company, the Surviving Corporation and/or the Paying Agent (and/or any other Person required to withhold taxes on any amount payable pursuant to the terms of this Agreement) shall be entitled to deduct and withhold from the Merger Consideration, the Additional Consideration and the Partnership Cash Consideration otherwise payable pursuant to this Agreement (or any other amount payable pursuant to this Agreement) to the holders of shares of Company Common Stock and Series A Preferred Stock, the holders of the SARs, the Electing Holders, or any other Person, as the case may be, such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal tax law, or any provision of state, local or foreign tax law, with respect to the making of such payments. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of shares of Company Common Stock or Series A Preferred Stock, the holders of the SARs, the Electing Holders or other Persons, as the case may be, in respect of which such deduction or withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND COMPANY LP

        As an inducement to Parent, Parent LP and Merger Sub to enter this Agreement, except as set forth in the disclosure schedule delivered at or prior to the execution hereof to Parent, Parent LP and Merger Sub (the "Company Disclosure Schedule"), each of the Company and Company LP hereby jointly and severally represent and warrant to Parent, Parent LP and Merger Sub as follows:

        3.1    Organization; Good Standing; and Power.

          (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The Company has previously provided or made available to Parent LP true and complete copies of the Amended and Restated Certificate of Incorporation and By-laws of the Company, in each case, as in effect as of the date hereof (the "Company Organizational Documents").

          (b)   Company LP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Company LP is duly qualified or licensed to do business and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Company LP has all requisite partnership power and authority to own, operate, lease and encumber its properties, directly or indirectly, and carry on its business as now conducted. Company LP has previously provided or made available to Parent LP true and complete copies of the Company Partnership Agreement and Certificate of Limited Partnership of Company LP (the "Company Partnership Certificate"), in each case, as in effect as of the date hereof.

        3.2    Company Subsidiaries.

          (a)   Each of the Company's and Company LP's direct and indirect Subsidiaries and such other entities listed in Section 3.2(a) of the Company Disclosure Schedule (the "Company Subsidiaries") is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and Company LP have no other Subsidiaries other than the Company Subsidiaries. Section 3.2(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Subsidiaries listing their names, jurisdiction of organization, other jurisdictions in which they are authorized to do business and the names of all currently appointed and acting officers and directors.

          (b)   All outstanding shares of stock of each Company Subsidiary that is a corporation have been duly authorized, are validly issued, fully paid and nonassessable, and are, except as disclosed in Section 3.2(b) of the Company Disclosure Schedule, (i) 100% owned, beneficially and of record, by the Company, Company LP and/or another Company Subsidiary and (ii) owned free and clear of all Encumbrances. All equity interests in each Company Subsidiary that is a partnership, limited liability company, trust or other entity have been duly authorized and are validly issued and are, except as disclosed in Section 3.2(b) of the Company Disclosure Schedule, (A) 100% owned, beneficially and of record, by the Company, Company LP and/or another Company Subsidiary and (B) owned free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any Company Subsidiary were issued in violation of the Securities Act or other state securities laws.

        3.3    Other Interests.    Except for the interests in the Company Subsidiaries, neither the Company, Company LP nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). Except as set forth on Section 3.3 of the Company Disclosure Schedule, none of the Company, Company LP or any Company Subsidiary has any contract to acquire, any equity securities or other securities of any Person (other than another Company Subsidiary) or any direct or indirect equity or ownership interest in any other business.

        3.4    Capital Structure.

          (a)   As of the date of hereof, the authorized capital stock of the Company consists of 1,450,000 shares of Company Common Stock and 250,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the date of hereof, 55,000 shares of Company Preferred Stock have been designated as Series A Preferred Stock.

          (b)   As of the date hereof, (i) 179,716.743 shares of Company Common Stock are issued and outstanding, (ii) 21,766.969 shares of the Series A Preferred Stock are issued and outstanding, and (iii) 21,766.969 shares of Company Common Stock are reserved for issuance upon the conversion of Series A Preferred Stock. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, to the knowledge of the Company, no Encumbrance exists on any shares of Company Common Stock or Series A Preferred Stock.

          (c)   The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (d)   As of the date of this Agreement, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock of the Company, except for (i) the SARs (all of which have been issued under the Company Incentive Plan), (ii) the Series A Preferred Stock which may be converted to Common Stock on a one-for-one basis, (iii) the Company Common Units which, under certain circumstances and subject to certain conditions set forth in the Company Partnership Agreement, may be converted into Company Common Stock on a one-for-one basis, (iv) the Company Preferred Units which, under certain circumstances and subject to certain conditions set forth in the Company Partnership Agreement, may be converted into Series A Preferred Stock on a one-for-one basis, and (v) the Company Preferred Units which, under certain circumstances and subject to certain conditions set forth in the Company Partnership Agreement, may be converted into Company Common Units on a one-for-one basis.

          (e)   Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

          (f)    Except as set forth in Section 3.4(f) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary.

          (g)   Except as set forth in Section 3.4(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

          (h)   Except as set forth in Section 3.4(h) of the Company Disclosure Schedule, all dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior the date of this Agreement have been paid in full (except to the extent such dividends are not yet due or payable).

          (i)    As of the date hereof, the issued and outstanding partnership interests of Company LP consist of (i) 461,103.597 units of common interest in Company LP ("Company Common Units") and (ii) 47,861.896 units of preferred interest in Company LP ("Company Preferred Units," and together with the Company Common Units, (the "Company LP Units"), all of which are validly issued and outstanding. Section 3.4(i) of the Company Disclosure Schedule, sets forth a complete and accurate list of all limited partners of Company LP (the "Company Limited Partners"), the percentage of the total outstanding Company LP Units held by each such limited partner and number of Company Common Units and/or Company Preferred Units held by each Company Limited Partner, which constitutes all of the holders of all the Company LP Units. Except as set forth in Section 3.4(i) of the Company Disclosure Schedule, the Company Common and Preferred Units are not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right or Encumbrance, and any capital contributions required to be made by the holders thereof have been made.

          (j)    The Company is the sole general partner of Company LP. As of the date hereof, the Company holds 179,716.743 units of the Company Common Units outstanding and 21,766.969 units of the Company Preferred Units outstanding. Except as set forth in Section 3.4(j) of the Company Disclosure Schedule or as disclosed in Section 3.4(d) above, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Company LP to issue, transfer or sell any partnership interests of Company LP. Except as set forth in Section 3.4(j) of the Company Disclosure Schedule, there are no outstanding contractual obligations of Company LP to repurchase, redeem or otherwise acquire any partnership interests of Company LP. Except as set forth in Section 3.4(j) of the Company Disclosure Schedule, the partnership interests owned by the Company and, to the knowledge of the Company, the partnership interests owned by the Company Limited Partners, are subject only to the restrictions on transfer set forth in the Company Partnership Agreement and the Company Partnership Certificate, and those imposed by applicable securities laws.

          (k)   None of the Company Common Stock or Company Preferred Stock was issued in violation of the Securities Act or other state securities laws.

        3.5    Compliance with Law; Permits.

          (a)   Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company, Company LP and Company Subsidiaries have not received written notice and the Company, Company LP and the Company Subsidiaries otherwise have no knowledge that any of the Company, Company LP or any Company Subsidiary is in material violation of any applicable federal, state, local or foreign judgment, order, decree or any material statute, law, ordinance, rule, regulation, code or any judicial or administrative interpretation thereof, or any other government or rule of law or, order of any governmental authority or arbitration board or tribunal, to which the Company, Company LP or any Company Subsidiary or any of their respective properties or assets is subject.

          (b)   To the Company's knowledge, the Company, Company LP and the Company Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in order to conduct their businesses as now conducted and, to the Company's knowledge, there is no pending threat of modification or cancellation of same.

          (c)   To the Company's knowledge, none of the Company, Company LP or the Company Subsidiaries nor any of their respective directors, officers, agents or employees has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment or made any unlawful expenditures relating to any political activity to government officials or others. To the Company's knowledge, none of the Company, Company LP or the Company Subsidiaries nor any

  of their respective directors, officers, agents or employees have accepted or received any unlawful contributions, payments, gifts or expenditures. None of the Company, Company LP or any Company Subsidiary has been charged with or committed, or to the Company's knowledge, been under investigation with respect to, any violation of the Foreign Corrupt Practices Act.

        3.6    Authority; Validity and Effect of Agreements.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company pursuant to or as contemplated by this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company pursuant to or as contemplated by this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Company. This Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company pursuant to or as contemplated by this Agreement, assuming due and valid authorization, execution and delivery hereof by Parent, Parent LP and Merger Sub, constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b)   Company LP has the requisite partnership power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Company LP pursuant to or as contemplated by this Agreement and to consummate the transactions contemplated hereby to which Company LP is a party and perform its obligations hereunder. The execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Company LP pursuant to or as contemplated by this Agreement by Company LP and the consummation by Company LP of the transactions contemplated by this Agreement to which Company LP is a party have been duly authorized by all necessary action on the part of Company LP. This Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Company LP pursuant to or as contemplated by this Agreement, assuming due and valid authorization, execution and delivery hereof by Parent, Parent LP and Merger Sub, has been duly executed and delivered by Company LP and constitutes a valid and binding obligation of Company LP, enforceable against Company LP in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        3.7    Consents and Approvals; No Violations.

          (a)   Except as set forth in Section 3.7(a) of the Company Disclosure Schedule and except as may result from any facts or circumstances relating solely to any of Parent, Parent LP, Merger Sub or Parent Subsidiaries (including, without limitation, its sources of financing) and assuming that all filings and notifications set forth in Section 3.7(b) of the Company Disclosure Schedule have been made and all consents approvals, authorizations and other actions set forth in Section 3.7(c) of the Company Disclosure Schedule have been obtained, the execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company and Company LP does not, and the consummation of the transactions contemplated by this Agreement and each agreement, document and instrument to be executed and delivered to which the Company, Company LP and any Company Subsidiary is a party and compliance by the Company and Company LP with the provisions of this Agreement and each agreement, document and instrument to be executed and delivered will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Encumbrance upon any of the Company Properties or assets of the Company, Company LP or any Company Subsidiary under (i) the Company Organizational Documents, the Company Partnership Certificate or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Company Subsidiary, each as amended or supplemented, (ii) any of the terms, conditions or provisions of any Material Contract which would constitute a material breach or material default of such Material Contract, or (iii) any law, order, writ, injunction, decree, statute, rule or regulation applicable to the Company, Company LP or any Company Subsidiary or any of their respective properties or assets, other than, in the case of clause (iii), any such conflicts, violations, defaults, rights, cancellation or acceleration, loss or Encumbrances that would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   To the Company's knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") is required by or with respect to the Company, Company LP or any Company Subsidiary in connection with the execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company or Company LP or the consummation by the Company or Company LP of the transactions contemplated by this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company or Company LP, except for (i) the filing of the Certificate of Merger with the DSOS, (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Section 3.7(b) to the Company Disclosure Schedule, or (B) which, if not obtained or made, would not (1) prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby, or (2) otherwise prevent the Company or Company LP from performing their material obligations under this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company or Company LP, and (iii) as may be necessary as a result of any facts or circumstances relating solely to Parent and Parent LP (including, without limitation, its sources of financing). To the knowledge of the Company, no contractual consent or approval of any third-party is required to liquidate the Company after the Effective Time.

          (c)   To the knowledge of the Company, except as set forth in Section 3.7(c) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company and Company LP will neither, require any third-party consents, approvals, authorizations or actions, nor trigger any rights of first offer or first refusal, buy/sell rights, put rights or other preferential rights in favor of third parties owning direct or indirect equity interests in Company Subsidiaries, except (i) where the failure to obtain such consent, approval, authorization or action would not (A) prevent or delay the consummation of the transactions contemplated by this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company and Company LP or (B) have a material adverse effect on the ability of the Company or Company LP to perform their respective obligations under this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company and Company LP, and (ii) as may be necessary as a result of any facts or circumstances relating solely to Parent and Parent LP (including, without limitation, its sources of financing).

        3.8    Litigation.    To the Company's knowledge, except as set forth in Section 3.8 of the Company Disclosure Schedule, except for routine litigation arising in the ordinary course of the Company's, Company LP's or the Company Subsidiaries' business or that is adequately covered by insurance, there is no action, suit or proceeding, claim, arbitration or investigation against the Company, Company LP or a Company Subsidiary pending or, to the Company's knowledge, threatened in writing.

        3.9    Absence of Certain Changes.    Except as disclosed in Section 3.9 of the Company Disclosure Schedule, from December 31, 2003 through the date hereof, the Company, Company LP and the Company Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and there has not been: (a) except as permitted by Section 1.8 hereof and other than dividends or distributions in the ordinary course of business consistent with past practice, any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Common Stock or other equity securities of, or other ownership interests in, any Company Subsidiary or Company LP; (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise)) or any material borrowing, liability, guaranty, capital expenditure or material transaction (each, a "Commitment") entered into by the Company, Company LP or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, mortgage loan servicers, rating agencies, appraisers to the companies, accountants and investment bankers incurred in connection with the Merger and the other transactions contemplated hereby; (c) any material change in the Company's or Company LP's accounting principles or practices or any tax method, practice or election that would materially affect the Company's, Company LP's or any Company Subsidiary's assets, liabilities or business, except insofar as may have been required by a change in applicable law or GAAP; (d) any amendment of the Company Organizational Documents, the Company Partnership Agreement or other organizational or governing documents of Company LP or any Company Subsidiary; (e) any redemption, repurchase or other acquisition of any equity interests by the Company, Company LP or any Company Subsidiary or any issuance of any equity interests or other securities (including any grant or issuance of any options, call, warrants or other rights or agreements relating to such issuance); (f) any change in, or effect on, the Company, Company LP or Company Subsidiaries or other event, damage or destruction relating to the business of the Company, Company LP, the Company Subsidiaries or the Company Properties that has had, or would reasonably be expected to have, a Company Material Adverse Effect; (g) any revaluation by any of the Company, Company LP, or Company Subsidiaries of any of the assets for financial reporting purposes, including any writing off of notes or accounts receivable other than in the ordinary course of business; (h) any sale or Encumbrance of the Company Properties or other assets of the Company, Company LP or the Company Subsidiaries other than in the ordinary course of business; (i) any increase in, establishment of or amendment of any Employee Programs or Employment Agreements or any other increase in compensation payable or to become payable to any present or former directors, officers or key employees of the Company, Company LP or the Company Subsidiaries other than in the ordinary course of business; or (j) any material obligation or liability incurred by any of the Company, Company LP or the Company Subsidiaries other than in the ordinary course of business.

        3.10    Financial Statements; No Undisclosed Material Liabilities.

          (a)   Section 3.10(a) of the Company Disclosure Schedule sets forth the (i) audited balance sheets as of December 31, 2003, 2002 and 2001 and statements of income, changes in partnership equity and cash flows of Company LP and certain Company Subsidiaries for the years ended December 31, 2003, 2002 and 2001 and (ii) the unaudited balance sheet as of September 30, 2004 and statements of income, changes in partnership equity and cash flows for the nine months ended September 30, 2004 of Company LP (collectively, the "Financial Statements"). Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of Company LP as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Company LP. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as noted therein and for the fact that the unaudited financial statements may not include footnotes normally contained therein and are subject to normal year-end adjustments.

          (b)   Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, as of the date hereof, there are no liabilities of the Company, Company LP or of any Company Subsidiary (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than: (i) liabilities stated or adequately provided for on the balance sheet of Company LP dated as of December 31, 2003 (including the notes thereto); (ii) liabilities incurred in the ordinary course of business substantially consistent with past practices subsequent to December 31, 2003; (iii) liabilities under any Material Contracts, but not required to be disclosed pursuant to GAAP, (iv) liabilities resulting from routine litigation arising in the ordinary course of the Company, Company LP or the Company Subsidiaries' business or that are adequately covered by insurance; or (v) any liability that would not reasonably be expected to exceed $100,000 individually.

        3.11    Tax Matters.

          (a)   Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, each of the Company, Company LP and the Company Subsidiaries (i) has timely filed (or had filed on its behalf) all Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and all such Tax Returns are complete and correct in all materials respects and (ii) has paid (or had paid on its behalf) all material Taxes (whether or not shown on such Tax Returns) required to be paid by it. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) commencing with the Company's first taxable year through its taxable year ending December 31, 2003, the Company qualified as a real estate investment trust (a "REIT") within the meaning of the Code, and (ii) the Company's organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT during its taxable year beginning January 1, 2004, through the date hereof, and intends to continue to be so organized and operated. To its knowledge, (i) the Company has been for each of its taxable years commencing with its first taxable year through its taxable year ending December 31, 2003, a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code, and (ii) to its knowledge, has been owned since December 31, 2003, to the date hereof in such a manner as to permit it to continue to qualify as a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code. If the Closing occurs in 2005, then, for purposes of Section 7.2(a) of this Agreement, the references in each of the two immediately preceding sentences to the Company's taxable year ending December 31, 2003, shall be deemed to refer to the Company's taxable year ending December 31, 2004, and the references in each of the two immediately preceding sentences to the Company's taxable year beginning January 1, 2004, shall be deemed to refer to the Company's taxable year beginning January 1, 2005. To its knowledge and except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company has neither taken nor omitted to take any action that is likely to result in a successful challenge to its status as a REIT and no such challenge is pending or threatened. The most recent financial statements of the Company (as set forth in the consolidated financial statements of Company LP) reflect an adequate reserve for all material Taxes payable by the Company, Company LP and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no deficiencies for any material Taxes have been proposed, asserted or assessed against the Company, Company LP or any of the Company Subsidiaries as of the date of this Agreement, and no requests for waivers of the time to assess any such Taxes are pending. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending, or to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of any of the Company, Company LP or any of the Company Subsidiaries and none of the Company, Company LP or any of the Company Subsidiaries has received notice prior to the date of this Agreement of any actual, or to the knowledge of the Company, threatened audits or proceedings or is otherwise aware of any such audits or proceedings. Company LP is and has been for all prior periods (and will be through the Closing Date) taxable as a partnership and not as an association or publicly-traded partnership taxable as a corporation for federal income tax purposes. Each Company Subsidiary that is a partnership, joint venture, or limited liability company has always been, and will be through the Closing Date, a partnership or disregarded entity for income tax purposes, as the case may be, and not a corporation or an association or publicly-traded partnership taxable as a corporation. Each Company Subsidiary that is a corporation has always been, and will be through the Closing Date, a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code or a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code, except as set forth in Section 3.11(a) of the Disclosure Schedule.

          (b)   Since January 1, 2001, the Company has incurred no liability for excise Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any excise Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising from "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code. To the Company's knowledge, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or any Company Subsidiary. Except as set forth in Section 3.11(b) of the Disclosure Schedule, none of the Company, Company LP or the Company Subsidiaries holds any asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Sections 1.337(d)-5T or 1.337(d)-6 or (B) the application of Treasury Regulation Section 1.337(d)-7 or (ii) that is an interest (other than indebtedness within the meaning of Section 856(c)(7) of the Code) in an entity, other than in any Company Subsidiary, treated for U.S. federal income tax purposes as a corporation, partnership, trust, REMIC or a disregarded entity.

          (c)   Except as set forth in Section 3.11(c) of the Company Disclosure Schedule and the Partnership Agreement, there are no Company Tax Protection Agreements. For purposes of this Section 3.11(c), "Company Tax Protection Agreements" shall mean any agreement to which the Company, Company LP or any Company Subsidiary is a party pursuant to which (i) any liability to holders of Company Common Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of Company Common Units, the Company, Company LP or the Company Subsidiaries have agreed to (A) maintain a minimum level of, put in place or replace any debt or continue a particular debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, (D) operate (or refrain from operating) in a particular manner, and/or (E) only dispose of assets in a particular manner; (iii) the Company Limited Partners have guaranteed debt, or have the opportunity to guarantee debt, directly or indirectly, of Company LP (including without limitation any "deficit restoration obligation," guarantee (including, without limitation, a "bottom guarantee"), indemnification agreement or other similar arrangement); and/or (iv) any other agreement that would require the general partner of Company LP to consider separately the interests of the Company Limited Partners in respect of Taxes.

          (d)   Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, there are no agreements, waivers or arrangements currently in effect that extend the statutory period of limitations applicable to any claim for, or for the period for the collection or assessment of, Taxes due from the Company, Company LP and Company Subsidiaries for any taxable period. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by the Company, Company LP or Company Subsidiaries that is currently in force or effect. None of the Company, Company LP or any of the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return, (ii) has any liability for the Taxes of any Person (other than the Company, Company LP or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, or (iii) has entered into or is subject, directly or indirectly, to any Tax Protection Agreement, Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, except as set forth in Section 3.11(d) of the Company Disclosure Schedule.

          (e)   The Company, Company LP and each of the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, partner, member or other third party or, to the Company's knowledge, any independent contractor. The Company, Company LP and each of the Company Subsidiaries have complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts owing to any employee, independent contractor, creditor, equity holder or other third party. Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, no power of attorney granted by any of the Company, Company LP or any of the Company Subsidiaries is currently in force with respect to any matter relating to Taxes.

          (f)    Neither the Company nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law or has any knowledge that any Governmental Entity has proposed any such adjustment, or has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that related to the Company, Company LP or any Company Subsidiary, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iii) except as set forth in Section 3.11(f) of the Company Disclosure Schedule, received any ruling from any Governmental Entity in respect of Taxes or signed any agreement in respect of Taxes with any Governmental Entity, or (iv) except as set forth in Section 3.11(f) of the Company Disclosure Schedule, has any outstanding or pending requests for rulings, determinations, letters or similar administrative pronouncements issued (or to be issued) by a Governmental Entity with respect to Taxes that will be (or if issued would be) binding upon any of the Company, Company LP or any Company Subsidiary after the Closing.

        3.12    Properties.

          (a)   Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, either Company LP or one of the Company Subsidiaries has a direct or indirect interest in the real properties identified in Section 3.12(a) of the Company Disclosure Schedule (the "Company Properties"), which Schedule indicates the Company Subsidiary that directly owns each Company Property and the direct or indirect interest of Company LP or Company Subsidiary in such Company Property and/or entity. The Company Properties are the only real estate properties owned directly or indirectly by Company LP or a Company Subsidiary, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"). The Company Properties (other than the Company Properties under development) are not subject to any liens, encumbrances, rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in Section 3.12(a) of the Company Disclosure Schedule or as set forth in the existing title policies which have been delivered or made available to Parent LP, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Company Property,

  (iii) Encumbrances and Property Restrictions disclosed on existing surveys which have been delivered or made available to Parent LP and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not detract from the value of, or interfere with, the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Company Material Adverse Effect.

          (b)   The Company has provided true and complete copies of all existing fee, leasehold and mortgagee policies of title insurance insuring interests in, or mortgages on, the Company Properties.

          (c)   Except as set forth in Section 3.12(c) to the Company Disclosure Schedule, to the knowledge of the Company, (i) no material certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties (other than parcels ground leased to third parties, as to which the Company makes no representation or warranty pursuant to this Section 3.12(c)) or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect; (ii) neither the Company nor any Company Subsidiary has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Company Properties issued by any Governmental Entity which has not been cured or contested in good faith; (iii) there are no material structural defects relating to any of the Company Properties; (iv) there are no Company Properties whose material building systems are not in working order in any material respect; (v) there is no material physical damage to the Company Properties and (vi) there is no material work that needs to be completed, payment to be made and financial undertaking required to be taken by any of the Company, Company LP or any Company Subsidiary prior to the date hereof and the Closing pursuant to any contract entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a Company Property (other than parcels ground leased to third parties, as to which the Company makes no representation or warranty pursuant to this Section 3.12(c)).

          (d)   The rent roll previously provided by the Company to Parent LP (the "Company Rent Roll") lists each Lease (as defined below) in effect as of December 17, 2004. For purposes of this Section 3.12(d), "Lease" means each lease or other right of occupancy affecting or relating to a property in which Company LP (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. The Company has made available to Parent LP true, correct and complete copies of all Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that are not material, all information set forth in the Company Rent Roll is true, correct and complete as of the date thereof. A true, correct and complete description of all security deposits and outstanding landlord obligations for tenant improvements has been delivered or made available to Parent LP. Except as set forth in a delinquency report made available to Parent LP, neither the Company or any Company Subsidiary, on the one hand, nor, to the knowledge of the Company or Company LP, any other party, on the other hand, is in monetary default under any Lease.

          (e)   Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, there is no currently pending condemnation proceeding with respect to any Company Property and to the Company's knowledge, the Company has not received any written notice or copy of notice from any Governmental Entity to the effect that any condemnation proceeding is contemplated in connection with any Company Property.

          (f)    Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, none of the Company, Company LP or any Company Subsidiary has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or the lease of more than twenty-five percent (25%) of such Company Property or any other unexpired rights (including pursuant to purchase and sale or other similar agreements and rights of first refusal, first offer or similar rights) in favor of third persons to purchase or otherwise acquire a Company Property or any interest in a Company Property or any equity interest in any Company Subsidiary.

          (g)   The Company has made available true and complete copies of all Anchor Store Agreements affecting the Company Properties. Except as disclosed in Section 3.12(g) of the Company Disclosure Schedule, (i) the Company has received no written notice or a copy of a notice from any other party to any such Anchor Store Agreement claiming that the Company is currently in default under its obligations thereunder, (ii) to the Company's knowledge, no other party to any such Anchor Store Agreement is in default of any of its material obligations thereunder, (iii) with respect to the applicable Company Subsidiary, each such Anchor Store Agreement is in full force and effect and (iv) with respect to other parties to any such agreement, to the Company's knowledge, such Anchor Store Agreement is in full force and effect.

        3.13    Environmental Matters.    To the Company's knowledge, the Company, Company LP and the Company Subsidiaries and Company Properties owned or occupied by them are in compliance in all material respects with all Environmental Laws. There is no material administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company, Company LP or any Company Subsidiary under any Environmental Law. None of the Company, Company LP or any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company, Company LP or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and none of the Company, Company LP or any Company Subsidiary has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, except in the ordinary course of business and in accordance with Environmental Laws. The Company has no knowledge of any release on the real property owned or leased by the Company, Company LP or any Company Subsidiary or predecessor entity of Hazardous Materials in a manner that would be reasonably likely to result in an order to perform a response action or in material liability under the Environmental Laws, and, to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company, Company LP or any Company Subsidiary or predecessor entity or facilities utilized by the Company or the Company Subsidiaries, except as described in the environmental audit reports, asbestos surveys and operations and maintenance plans listed in Section 3.13 of the Company Disclosure Schedule.

        3.14    Employee Benefit Plans.

          (a)   Section 3.14 of the Company Disclosure Schedule sets forth a list of every employee pension benefit plan, within the meaning of ERISA Section 3(2), every material employee welfare plan, within the meaning of ERISA Section 3(1), and other similar material programs and arrangements, including any plans or arrangements providing for material "fringe benefits" (collectively "Employee Programs"), currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken or for which there is any actual or contingent liability) by the Company or any ERISA Affiliate. Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter that it is so qualified and, to the Company's knowledge, nothing has occurred that is reasonably expected to give rise to disqualification or loss of tax-exempt status of any such Employee Program or trust under such sections, and, to the Company's knowledge, no event has occurred that will or could subject any such Employee Programs to tax under Section 511 of the Code.

          (b)   With respect to each Employee Program, the Company has provided, or made available, to Parent LP (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

          (c)   Each Employee Program has been administered in all material respects in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, and their respective reporting and disclosure obligations. No Employee Program is subject to Title IV of ERISA or is a multiemployer plan, within the meaning of ERISA Section 3(37) and neither the Company nor any ERISA Affiliate has any actual or contingent liability under Title IV of ERISA, and, to the Company's knowledge, no fact or event exists that would reasonably be expected to give rise to any such liability.

          (d)   Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all material amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year (including any amounts not yet due) have been made or otherwise properly accrued on the books and records of the Company through the Closing Date and there is no other material liability that is unfunded or unaccrued related to any Employee Program.

          (e)   Neither the Company, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, nor, to the knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

          (f)    No liability, claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

          (g)   Except as set forth in Section 3.14 of the Company Disclosure Schedule, no Employee Program provides for medical benefits or life insurance (other than under Section 4980B of the Code or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

          (h)   Except as set forth in Section 3.14 of the Company Disclosure Schedule, no benefit or amount payable or which may become payable by the Company or its subsidiaries pursuant to any Employee Program, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not reasonably be expected to be deductible by reason of Section 280G of the Code.

          (i)    Except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or further acts or events) will (i) result in any payment becoming due to any employee of Company or Company Subsidiary; (ii) increase any benefits otherwise payable under any Employee Program, or any other plan or program of the Company, including without limitation any plan listed in Section 6.6(a) or 6.6(c) of the Company Disclosure Schedule, or (iii) result in the acceleration of the time of payment or vesting of any such benefits, including any payment to any rabbi trust or similar arrangement.

        3.15    Labor and Employment Matters.

          (a)   None of the Company, Company LP or any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, Company LP, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding or grievance pending or, to the knowledge of the Company, threatened against the Company, Company LP or any of the Company Subsidiaries. To the Company's knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company, Company LP or any of the Company Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

          (b)   Except as set forth in Section 3.15 of the Company Disclosure Schedule, there are no lawsuits, complaints or proceedings pending or, to the knowledge of the Company, threatened against the Company, Company LP or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company, Company LP or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company, Company LP of any of the Company Subsidiaries in connection with the employment relationship.

          (c)   Except as set forth in Section 3.15 of the Company Disclosure Schedule, (i) there is no strike, slowdown, work stoppage or lockout pending, or, to the Company's knowledge, threatened against or involving the Company, Company LP or any of the Company Subsidiaries; (ii) to the Company's knowledge, the employees of the Company, Company LP and the Company Subsidiaries are lawfully authorized to work in the United States according to federal immigration laws; (iii) the Company, Company LP and each of the Company Subsidiaries are in compliance in all material respects with all applicable laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work, worker's compensation, non-discrimination, immigration and occupational safety and health and (iv) there is no proceeding, claim, suit, action or governmental investigation pending or, to the Company's knowledge, threatened in writing, with respect to which any current or former partner, officer, employee or agent of the Company, Company LP or any Company Subsidiary is claiming indemnification from the Company, Company LP or any Company Subsidiary.

        3.16    Brokers.    None of the Company, Company LP or any of the Company Subsidiaries have entered into any contract, arrangement or understanding with any broker, investment bank, financial advisor or other Person which may result in the obligation to pay any finder's fees, brokerage, financial advisor's or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained Morgan Stanley & Co. Incorporated as its financial advisor in connection with the Merger, the fees and expense of which will be paid by the Company at or prior to Closing.

        3.17    Opinion of Financial Advisor.    The Company Board has received an opinion of Morgan Stanley & Co. Incorporated to the effect that, based on, and subject to the various assumptions and qualifications set forth in the opinion, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock, Series A Preferred Stock, Company LP Units and SARs, as a group, pursuant to this Agreement is fair to such holders from a financial point of view. The Company will deliver a copy of the written opinion of Morgan Stanley & Co. Incorporated to Parent promptly following receipt thereof.

        3.18    Consent and Voting Agreements.    Holders of shares of Company Common Stock and Series A Preferred Stock, owning a sufficient number of such shares of Company Common Stock and Company Preferred Stock necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, have executed the Consent and Voting Agreements. Company Limited Partners, owning a sufficient number of the Company LP Units necessary to approve and adopt this Agreement, the Merger, the Amended and Restated Company Partnership Agreement and the other transactions contemplated hereby, have executed the Consent and Voting Agreements.

        3.19    Material Contracts and Commitments.

          (a)   Except as listed in Section 3.19(a) of the Company Disclosure Schedule, the Company is not a party to any of the following contracts or agreements (if any) (collectively, the "Material Contracts"):

            (i)    material management contracts with respect to the Company Properties;

            (ii)   all material documents evidencing or creating indebtedness for borrowed money, or giving rise to a guarantee of such indebtedness, of the Company, Company LP or a Company Subsidiary relating to a Company Property with a remaining principal balance in excess of $100,000;

            (iii)  partnership agreements, limited liability company agreements and joint venture agreements to which the Company, Company LP or any Company Subsidiary is a party (and having as another party any Person who is not a Company Subsidiary);

            (iv)  leases relating to any material personal property leased by the Company, Company LP or any Company Subsidiary or other real property leased by the Company, Company LP or any Company Subsidiary;

            (v)   all of the employment agreements between any of the Company, Company LP, any Company Subsidiary and any of their employees in effect as of the date hereof (the "Employment Agreements"), any severance agreement or arrangement with any employee, and all agreements pursuant to which consulting services are rendered to the Company, Company LP, any Company Subsidiary that are likely to involve payments in excess of $100,000 per year;

            (vi)  agreements granting to any unaffiliated third party a first-refusal, first-offer or other right to purchase or acquire any of the Company LP Units;

            (vii) agreements materially limiting or restricting the ability of the Company, Company LP or any Company Subsidiary to enter into or engage in any geographic area or line of business other than as provided in any leases or Anchor Space agreements affecting the Company Properties;

            (viii)  agreements that will not be terminated on or before the Closing, or that cannot be terminated within sixty (60) days of the Closing, between the Company, Company LP, any Company Subsidiary and any Company Limited Partner or any Affiliate of a Company Limited Partner (other than the Company, Company LP or any Company Subsidiary) that commit any one or more of the Company, Company LP, any Company or Subsidiary to pay, in the aggregate, more than $100,000 per year.

            (ix)  agreements entered into since September 30, 2004 pursuant to which the Company, Company LP or any Company Subsidiary incurred an obligation to pay any amounts in respect of indemnification obligations, purchase price adjustments or other payments in connection with (A) any acquisition or disposition of assets, (B) merger, consolidation or other business combination, or (C) a series or group of related transactions or events of a type specified in (A) or (B).

          (b)   True and complete copies of the contracts and agreements disclosed in Section 3.19 of the Company Disclosure Schedule hereof have been made available to Parent LP. Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, (i) each contract and agreement disclosed pursuant to Section 3.19(a) hereof is valid and binding in all material respects on the Company, Company LP or any Company Subsidiary party thereto and, to the Company's knowledge, on the other party or other parties thereto, and is in full force and effect in accordance with its respective terms, (ii) upon consummation of the transactions contemplated by this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company and Company LP and assuming that all filings and notifications set forth in Section 3.7(b) of the Company Disclosure Schedule have been made and all consents, approvals, authorizations and other actions set forth in Section 3.7(c) of the Company Disclosure Schedule have been obtained, each such contract and agreement shall continue in full force and effect in all material respects in accordance with its respective terms without penalty, acceleration of payment or other adverse consequence (including any diminution of management or other control rights with respect to the Company, Company LP or any Company Subsidiary, subject to "key person" provisions in agreements relating to Company Properties listed in Section 3.19 of the Company Disclosure Schedule), (iii) upon consummation of the transactions contemplated by this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of the Company and Company LP and assuming that all filings and notifications set forth in Section 3.7(b) of the Company Disclosure Schedule have been made and all consents, approvals, authorizations and other actions set forth in Section 3.7(c) of the Company Disclosure Schedule have been obtained, none of the Company, Company LP or any Company Subsidiary, as applicable, is in material breach of, or material default under, any such contract or agreement, and no event exists that, but for the giving of notice or passage of time, would result in such a breach or default by the Company, Company LP or any Company Subsidiary party thereto, and (iv) to the Company's knowledge, no other party to any such contract or agreement is in material breach thereof or material default thereunder, and no event exists that, but for the giving of notice or passage or time, would result in such a breach or default by the other party thereto.

        3.20    Intellectual Property.    Except as set forth in Section 3.20 of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, the Company, Company LP or the Company Subsidiaries own or are licensed to use, or otherwise have the right to use, all items of intangible property which are used in connection with the business of the Company, Company LP and the Company Subsidiaries as currently conducted, including, without limitation, trade names, domain names, logos, product names, unregistered trademarks and service marks, brand names, software, patents and copyrights (the "Intellectual Property Rights"). To the Company's knowledge, use of the Intellectual Property Rights by the Company, Company LP or any of the Company Subsidiaries does not infringe any rights of any third party. There are no claims pending or, to the Company's knowledge, threatened, that the Company, Company LP or any Company Subsidiary is in violation of any such intellectual property right of any third party, and, to the Company's knowledge, no third party is in violation of any Intellectual Property Rights of the Company, Company LP or any Company Subsidiary which would have a Company Material Adverse Effect.

        3.21    Insurance.    Section 3.21 of the Company Disclosure Schedule sets forth a true, correct and complete summary of the insurance policies held by, or for the benefit of the Company, Company LP and the Company Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. All of such policies are with reputable and financially responsible insurers and in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company, Company LP and the Company Subsidiaries (taking into account the cost and availability of such insurance). The Company, Company LP or the applicable Company Subsidiary has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. There is no material claim by the Company, Company LP or any Company Subsidiary pending under any such policies which has been denied or disputed by the insurer. All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by the Company, Company LP or any Company Subsidiary, other than any notices with respect to any such policy which has been replaced on substantially similar terms prior to the effective date of such cancellation.

        3.22    Company Information.

          (a)   The information relating to the Company, Company LP and the Company Subsidiaries provided to the holders of Company Common Stock and Series A Preferred Stock in the Company Information Statement will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company, Company LP or the Company Subsidiaries with respect to the information that has been or will be supplied by Parent, Parent LP or Merger Sub or their respective auditors, attorneys, financial advisors, or other consultants or advisers for inclusion therein.

          (b)   The information relating to the Company, Company LP and the Company Subsidiaries provided to the holders of Company Common Units and Company Preferred Units in the Company LP Disclosure Document will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company, Company LP or the Company Subsidiaries with respect to the information that has been or will be supplied by Parent, Parent LP or Merger Sub or their respective auditors, attorneys, financial advisors, or other consultants or advisers for inclusion therein.

        3.23    Related Party Transactions.    Except as disclosed in Section 3.23 of the Company Disclosure Schedule, there are no transactions, arrangements, agreements or understandings between the Company, Company LP or any Company Subsidiary, on one hand, and any Person who is an officer, director or Affiliate of the Company, Company LP or any Company Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of all such documents have been made available to Parent LP.

        3.24    Investment Company Act of 1940.    None of the Company, Company LP or any Company Subsidiary is, or on the Closing Date will be, required to be registered as an "investment company" under the Investment Company Act of 1940, as amended.

        3.25    Internal Financial Controls.

          (a)   The Company maintains for the Company, Company LP and the Company Subsidiaries a standard system of accounting established and administered in accordance with GAAP.

          (b)   Since December 31, 2003, (i) none of Company, Company LP and the Company Subsidiaries or any director, or officer, or, to the knowledge of the Company, any employee, accountant or auditor of the Company, Company LP or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices and procedures of the Company, Company LP or any of the Company Subsidiaries or their respective internal accounting controls and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors or any committee thereof.

          (c)   No attorney representing the Company, Company LP or any Company Subsidiary, whether or not employed by the Company, Company LP or any Company Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, Company LP or any Company Subsidiary or any of their respective officers, directors, employees or agents to the board of directors of the Company, Company LP or any Company Subsidiary, to any committee thereof or to any director or officer of the Company, Company LP or any Company Subsidiary.

          (d)   To the knowledge of the Company, no employee of the Company, Company LP or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. To the knowledge of the Company, none of the Company, Company LP and the Company Subsidiaries, nor any officer, employee, contractor, subcontractor or agent of the Company, Company LP or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company, Company LP or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

          (e)   The Company, Company LP and the Company Subsidiaries have reporting practices designed such that material information relating to the Company, Company LP and the Company Subsidiaries and their respective businesses, properties, assets, liabilities and operations is made known to the senior executives of the Company and Company LP by others within those entities in the ordinary course of business of the Company and Company LP.

        3.26    Inapplicability of Takeover Statute.    The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of the Delaware Business Combination statute provided in §203 DGCL.

        3.27    Definition of the Company's Knowledge.    As used in this Agreement, the phrase "to the knowledge of the Company" or any similar phrase means with respect to the Company (or any Company Subsidiary) the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 3.27 of the Company Disclosure Schedule.

        3.28    No Other Representations or Warranties.    Except for the representations and warranties made by the Company and Company LP in this Article III, the Company and Company LP make no representations or warranties, and the Company and Company LP hereby disclaim any other representations or warranties, with respect to the Company, Company LP, the Company Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company and Company LP, notwithstanding the delivery or disclosure to Parent, Parent LP or Merger Sub or their respective Affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT, PARENT LP AND MERGER SUB

        As an inducement to the Company and Company LP to enter this Agreement, except as set forth in the disclosure schedule delivered at or prior to the execution hereof to the Company (the "Parent Disclosure Schedule"), each of Parent, Parent LP and Merger Sub hereby jointly and severally represent and warrant to the Company and Company LP as follows:

        4.1    Organization; Good Standing and Power.

          (a)   Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Parent has previously provided or made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent, in each case, as in effect as of the date hereof (the "Parent Organizational Documents").

          (b)   Parent LP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent LP is duly qualified or licensed to do business and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent LP has all requisite partnership power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Parent LP has previously provided or made available to the Company true and complete copies of the Limited Partnership Agreement of Parent LP and Certificate of Limited Partnership of Parent LP, in each case, as in effect as of the date hereof (the "Parent LP Organizational Documents").

        4.2    Formation of Merger Sub; No Prior Activities.

          (a)   Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent LP free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholders agreements, limitations on Parent LP's voting rights, charges and other Encumbrances of any nature whatsoever. Parent LP has previously provided or made available to the Company true and complete copies of the certificate of incorporation and bylaws of Merger Sub, in each case, as in effect as of the date hereof.

          (b)   As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, through any Subsidiary or any Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whosoever or entered into any agreements or arrangements with any Person.

        4.3    Compliance with Law.

          (a)   Except as set forth in Section 4.3 of the Parent Disclosure Schedule, Parent, Parent LP, Merger Sub and the Subsidiaries of Parent ("Parent Subsidiaries") have not received written notice and Parent, Parent LP, Merger Sub and Parent Subsidiaries otherwise have no knowledge that any of Parent, Parent LP, Merger Sub or any Parent Subsidiary is in material violation of any applicable federal, state, local or foreign judgment, order, decree or any material statute, law, ordinance, rule, regulation, code or any judicial or administrative interpretation thereof, or any other government or rule of law or, order of any governmental authority or arbitration board or tribunal to which Parent, Parent LP, Merger Sub or any Parent Subsidiary or any of their respective properties or assets is subject.

          (b)   To Parent's knowledge, Parent, Parent LP, Merger Sub and the Parent Subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in order to conduct their businesses as now conducted and, to Parent's knowledge, there is no pending threat of modification or cancellation of same.

        4.4    Authority; Validity and Effect of Agreement.

          (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent or Merger Sub pursuant to or as contemplated by this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder and thereunder. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent or Merger Sub pursuant to or as contemplated by this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Parent and Merger Sub. Neither Parent nor Merger Sub was, immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Section 203 of the DGCL. This Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent or Merger Sub pursuant to or as contemplated by this Agreement, assuming due and valid authorization, execution and delivery hereof by the Company and Company LP, constitutes a valid and legally binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (b)   Parent LP has the requisite partnership power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent LP pursuant to or as contemplated by this Agreement and to consummate the transactions contemplated hereby to which Parent LP is a party and perform its obligations hereunder. The execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent LP pursuant to or as contemplated by this Agreement by Parent LP and the consummation by Parent LP of the transactions contemplated by this Agreement to which Parent LP is a party have been duly authorized by all necessary action on the part of Parent LP. Parent LP was not, immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Section 203 of the DGCL. This Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent LP pursuant to or as contemplated by this Agreement, assuming due and valid authorization, execution and delivery hereof by the Company and Company LP, has been duly executed and delivered by Parent LP and constitutes a valid and binding obligation of Parent LP, enforceable against Parent LP in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        4.5    Consents and Approvals; No Violations.

          (a)   Except as set forth in Section 4.5(a) of the Parent Disclosure Schedule and except as may result from any facts or circumstances relating solely to any of Company, Company LP or Company Subsidiaries, and assuming that all filings and notifications set forth in Section 4.5(b) of the Parent Disclosure Schedule have been made and all consents, approvals and authorizations and other actions set forth in Section 4.5(c) of the Parent Disclosure Schedule have been obtained, the execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent, Parent LP and Merger Sub does not, and the consummation of the transactions contemplated by this Agreement to which Parent, Parent LP and Merger Sub is a party and compliance by Parent, Parent LP and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent, Parent LP, Merger Sub or any Parent Subsidiary under (i) the Parent Organizational Documents, the Parent LP Organizational Documents or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Parent Subsidiary, each as amended or supplemented, (ii) any of the terms, conditions or provisions of any indenture or loan or credit agreement or any other agreement, contract or instrument to which Parent, Parent LP or Merger Sub is bound which would constitute a breach or default of such indenture or loan or credit agreement or any other agreement, contract or instrument, or (iii) any law, order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Parent LP, Merger Sub or any Parent Subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, cancellation or acceleration, loss or Encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   To the knowledge of Parent no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Parent LP, Merger Sub or any Parent Subsidiary in connection with the execution and delivery of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent, Parent LP and Merger Sub or the consummation by Parent, Parent LP and Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the DSOS, (ii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Section 4.5(b) to the Parent Disclosure Schedule, or (B) which, if not obtained or made, would not (1) prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby, or (2) otherwise prevent Parent, Parent LP or Merger Sub from performing their material obligations under this Agreement, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Company and Company LP.

          (c)   To the knowledge of Parent, except as set forth in Section 4.5(c) of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Parent and Parent LP will not require any third-party consents, approvals, authorizations or actions, except (i) where the failure to obtain such consent, approval, authorization or action would not (A) prevent or delay the consummation of the transactions contemplated by this Agreement or (B) have a material adverse effect on the ability of Parent or Parent LP to perform their respective obligations under this Agreement and (ii) as may be necessary as a result of any facts or circumstances relating solely to the Company and Company LP.

        4.6    SEC Reports.    Parent has filed all required forms and reports with the SEC since December 31, 2001 (collectively, the "Parent SEC Reports"), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective filing dates, the Parent SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report which was filed prior to the date hereof. Each of the consolidated balance sheets of Parent included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of Parent and Parent Subsidiaries as of its date (subject, in the case of unaudited statements, to normal recurring year-end adjustments) and each of the consolidated statements of operations, consolidated statements of common stockholders' equity and consolidated statements of cash flows of Parent included in or incorporated by reference into Parent SEC Reports (including any related notes and schedules) fairly presented in all material respects the results of consolidated statements of operations, consolidated statements of common stockholders' equity or consolidated statements of cash flows, as the case may be, of Parent and Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal recurring year-end adjustments) and are consistent with the books and records of Parent and Parent Subsidiaries. The consolidated balance sheets, consolidated statements of operations, consolidated statements of common stockholders' equity and consolidated statements of cash flows of Parent included in or incorporated by reference into Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and normal year-end audit adjustments. No Parent Subsidiary is required to file any form or report with the SEC. The certificates of the Chief Executive Officer and Chief Financial Officer of Parent required by Rules 13a-14 and 15d-14 of the Exchange Act with respect to Parent SEC Reports, as applicable, are true and correct as of the date of this Agreement as they relate to a particular Parent SEC Report, as though made as of the date of this Agreement. Parent has established and maintains disclosure controls and procedures, has conducted the procedures in accordance with their terms in all material respects and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act.

        4.7    Tax Matters.    Parent (a) has elected to be taxed as a REIT under the Code and such election has not been terminated or revoked, (b) has qualified for taxation as a REIT under the Code for the year ended December 31, 2003 and expects to qualify for its current taxable year, and (c) operates, and intends to continue to operate, in a manner so as to qualify as a REIT under the Code. Each Parent Subsidiary which is a partnership or limited liability company or files Tax Returns as a partnership for Federal income tax purposes is either a taxable REIT subsidiary under Code Section 856(l) or has since its acquisition by Parent been classified for Federal income tax purposes as a "partnership" or "disregarded" entity.

        4.8    Litigation.    To the knowledge of Parent, except as set forth in Section 4.8 of the Parent Disclosure Schedule, except for routine litigation arising in the ordinary course of Parent's, Parent LP's and the Merger Sub's business or that is adequately covered by insurance, there is no action, suit or proceeding, claim, arbitration or investigation against Parent, Parent LP or Merger Sub pending or, to Parent's knowledge, threatened in writing, which if adversely determined, (a) would prevent or delay the consummation of the transactions contemplated by this Agreement, or (b) would be reasonably expected to have a material adverse effect on the ability of Parent, Parent LP or Merger Sub to perform their respective obligations under this Agreement.

        4.9    Brokers.    None of Parent, Parent LP or any Parent Subsidiary have entered into any contract, arrangement or understanding with any broker, investment bank, financial advisor, or other Person which may result in the obligation to pay any finder's fees, brokerage, financial advisor's or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that Parent LP has retained Deutsche Bank Securities, Inc. to provide the Financing Letter.

        4.10    Parent Information.

          (a)   The information supplied or provided by Parent, Parent LP or Merger Sub specifically for inclusion in the Company Information Statement provided to the holders of Company Common Stock or Series A Preferred Stock will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by Parent, Parent LP or Merger Sub with respect to the information that has been or will be supplied by the Company or Company LP or their respective auditors, attorneys, financial advisors, or other consultants or advisors for inclusion in the Company Information Statement.

          (b)   The information supplied or provided by Parent, Parent LP and Parent Subsidiaries specifically for inclusion in the Company LP Disclosure Document provided to the holders of Company Common Units and Company Preferred Units will not contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by Parent, Parent LP or Merger Sub with respect to the information that has been or will be supplied by the Company or Company LP or their respective auditors, attorneys, financial advisors, or other consultants or advisors for inclusion in the Company LP Disclosure Document.

        4.11    Required Financing.

          (a)   Parent, Parent LP and Merger Sub have received a binding financing commitment letter (the "Financing Letter"), which, along with Parent LP's existing cash and amounts currently available under existing lines of credit, will provide sufficient funds to (a) pay the aggregate Merger Consideration and the aggregate Partnership Cash Consideration pursuant to Section 2.1 payable to the Electing Holders in connection with Partnership Merger (as contemplated by Section 6.9 hereof), (b) to the extent necessary, repay or refinance the outstanding Indebtedness of the Company, Company LP and the Company Subsidiaries, and (c) pay any and all fees and expenses in connection with the Merger and other transactions contemplated by this Agreement or the financing thereof (the "Closing Obligations"). Notwithstanding anything in this Agreement to the contrary, at the Closing, Parent LP will have sufficient funds in immediately available cash to satisfy the Closing Obligations, regardless of whether the conditions to the obligation of the counterparty in the Financing Letter have been satisfied or such counterparty has breached its obligations thereunder.

          (b)   Without prejudice to the fact that this Agreement does not provide for any financing condition or contingency, Parent, Parent LP and Merger Sub have provided to the Company a true, complete and correct copy of the Financing Letter (including all exhibits thereto), and all amendments thereto, executed by the lender (the "Lender"). Parent, Parent LP and Merger Sub will provide to the Company any amendments to the Financing Letter, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

        4.12    Definition of Parent's Knowledge.    As used in this Agreement, the phrase "to the knowledge of Parent" or any similar phrase means with respect to Parent (or any Parent Subsidiary) the actual

(and not the constructive or imputed) knowledge of those individuals identified in Section 4.12 of the Parent Disclosure Schedule.

        4.13    No Other Representations or Warranties.    Except for the representations and warranties made by Parent, Parent LP and Merger Sub in this Article IV, Parent, Parent LP and Merger Sub make no representations or warranties, and Parent, Parent LP and Merger Sub hereby disclaim any other representations or warranties, with respect to Parent, Parent LP, Merger Sub, Parent Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent, Parent LP and Merger Sub, notwithstanding the delivery or disclosure to Company or Company LP or their respective Affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE V
CONDUCT OF BUSINESS PENDING MERGER

        5.1    Conduct of Business by the Company.    Except for matters set forth on Section 5.1 of the Company Disclosure Schedule or as contemplated by this Agreement, from the date of this Agreement through the Effective Time, the Company shall use its commercially reasonable efforts, and shall cause Company LP and each Company Subsidiary to use its commercially reasonable efforts, to carry on each of their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use each of their commercially reasonable efforts to preserve their respective current business organizations, keep available the services of their respective current officers and employees and maintain their respective relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule, or to the extent that Parent LP shall otherwise consent in writing (it being understood that Parent LP shall respond within ten (10) Business Days to the Company's communications soliciting such consent from Parent LP, and that if Parent LP fails to respond within such period, its consent shall be deemed to have been provided)):

          (a)   Except in connection with the contribution of general partner interests contemplated by Section 6.9(g) hereof, authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) except for the (i) issuance of shares of Company Common Stock upon the conversion of outstanding Series A Preferred Stock, (ii) issuance of Company Common Stock in exchange for Company Common Units pursuant to the Company Partnership Agreement, (iii) issuance of Series A Preferred Stock in exchange for Company Preferred Units pursuant to the Company Partnership Agreement, or (iv) issuance of Company Common Units upon the conversion of Company Preferred Units pursuant to the Company Partnership Agreement;

          (b)   acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or substantially all of the assets of, or equity interests in, or by any other manner, any business or any corporation, partnership, joint venture or other business entity or (ii) any asset, including real estate, in each case other than purchases in the ordinary course of business or pursuant to any contractual requirement existing on the date hereof;

          (c)   except for the Excluded Properties or in the ordinary course of business in an amount not involving more than $200,000 individually or $2,000,000 in the aggregate, sell, transfer or dispose of any Company Property or asset which is material to the Company or any of the Company

  Subsidiaries, except pursuant to obligations in effect on the date hereof, provided that such transaction is consummated in accordance in all material respects with the provisions of such obligations, including but not limited to such sale price, and all proceeds remain in the Company or one of the Company Subsidiaries and are not distributed pursuant to Section 1.7;

          (d)   enter into or modify in any material respect any lease demising more than 15,000 square feet or any Anchor Store Agreement;

          (e)   other than in the ordinary course of business, waive, release or assign any material rights or claims under any Material Contract to which the Company or any Company Subsidiary is a party;

          (f)    amend, modify or terminate any Material Contract except in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement;

          (g)   except in the ordinary course of business pursuant to credit facilities in existence as of the date hereof, incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material asset, or create or suffer any material lien thereupon, in excess of $1,000,000 individually, or in excess of $2,000,000 in the aggregate;

          (h)   modify, amend or alter any existing credit facilities in a manner materially adverse to the Company, or increase the amount that can be borrowed under any construction loan, the obligations with respect to which will remain with the Company or any Company Subsidiary after the Closing Date;

          (i)    except pursuant to any mandatory payments under any credit facilities in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business;

          (j)    change any of the accounting principles, policies or practices used by it (except as required by a change in GAAP or by a Governmental Entity, in which case written notice shall be provided to Parent LP);

          (k)   except as required pursuant to existing, binding agreements in effect prior to the date of this Agreement, or as otherwise required by law, (i) enter into, adopt, materially increase benefits under, materially amend or terminate any Employee Program, (ii) enter into, adopt, materially amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, or (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any non-executive officer or employee or pay any material benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

          (l)    grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any material increase in the right to receive any severance, change of control or termination pay or termination benefits or enter into any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than the grant of compensation and fringe benefits to any non-executive officer or employee hired after the date of this Agreement; provided, however; that the Company may accelerate the vesting and/or the payment of any existing benefits or awards and/or make any amendments to existing benefits, agreements or awards in order to facilitate such accelerated vesting and/or payments required by the transactions contemplated herein;

          (m)  except to the extent required to comply with its obligations hereunder, including any actions to satisfy the conditions set forth in Section 7.2 or with applicable law, amend or incur any obligation to amend the Company Organizational Documents or any organizational documents of any Company Subsidiary;

          (n)   except to the extent required to comply with its obligations hereunder, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization relating to the Company, Company LP or any Company Subsidiary;

          (o)   settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after giving effect to insurance proceeds actually received or paid) in settlement or compromise does not exceed $250,000 and other than as contemplated in Section 5.1(z);

          (p)   amend any term of any outstanding security of the Company or any Company Subsidiary;

          (q)   authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business;

          (r)   fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage for the Company Properties substantially similar to the insurance coverage maintained on the date hereof;

          (s)   incur any material contingent liability as a guarantor or otherwise with respect to the obligations of others, or incur any other material contingent or fixed obligations or liabilities, other than in the ordinary course of business;

          (t)    except to the extent required to comply with its obligations hereunder related to the transfer of the Excluded Properties, assign, transfer, convey or grant an Encumbrance, other than in connection with the Excluded Properties, on any equity held by the Company or any of the Company Subsidiaries in any other Company Subsidiary;

          (u)   execute or otherwise enter into any construction or development agreement requiring a payment in excess of $200,000, except for agreements related to the expansion project at Tysons Corner Mall provided that the payments thereunder are consistent with the current construction budget;

          (v)   use the proceeds of any construction loan for any purpose other than the construction of the applicable Company Property under development, or for tenant allowances for such Company Property;

          (w)  agree to any imposition of any Encumbrance on any of the Company LP Units;

          (x)   take any affirmative action, or affirmatively fail to take any action, necessary to maintain in all material respects all material permits, licenses and authorizations required by applicable law for the operation of the Company, the Company Subsidiaries and the Company Properties as currently operated;

          (y)   take any action that would materially and adversely affect the goodwill of any suppliers or customers of the Company or the Company Subsidiaries;

          (z)   (A) settle or compromise any material Tax liability or waive or extend the statute of limitations with respect to any Taxes of the Company, Company LP or any Company Subsidiary, (B) take or omit to take any action that could cause the termination or revocation of the Company's REIT status or the status of any Company Subsidiary as a partnership for federal, state and local income tax purposes, (C) except for the Ruling described in Section 7.2(g), make or rescind any material election relating to Taxes of the Company, Company LP or any Company Subsidiary, unless such election is necessary to preserve the Company's REIT qualification and the Company has satisfied its obligations under Section 6.8(e) or (D) enter into, amend or supplement, or permit Company LP or any Company Subsidiary to enter into, amend or supplement, any Tax sharing or indemnification agreement; or

          (aa) agree or make any commitment (i) to take any of the foregoing actions prohibited by this Section 5.1 or (ii) that would prohibit, delay, restrict or interfere with the consummation of the Merger or the other transactions contemplated hereby.

        5.2    Conduct of Business by Parent.    Except for matters expressly permitted by this Agreement, from the date of this Agreement through the Effective Time, neither Parent nor any of the Parent Subsidiaries will take any action to that would prohibit, delay, restrict or interfere with the consummation of the Merger or the other transactions contemplated hereby, including the obtaining of the financing necessary for the consummation of the Merger and the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

        6.1    Access to Information; Confidentiality.

          (a)   From the date hereof and through the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company's and Company Subsidiaries' officers, employees, auditors and agents to, afford to Parent and Parent LP and to the respective officers, employees and agents of Parent and Parent LP access upon reasonable advance notice and at reasonable times without undue interruption to (i) their properties, books, records and contracts; provided, however, that Parent and Parent LP shall obtain the Company's consent, which consent shall not be unreasonably withheld, prior to any visit to any Company Property; (ii) the officers and key employees of the Company and the Company Subsidiaries; provided, however, that Parent and Parent LP shall obtain the Company's consent, which consent shall not be unreasonably withheld, prior to accessing any non-executive officer or key employee; and (iii) the auditors of the Company's Financial Statements. The Company shall furnish Parent and Parent LP (A) monthly financial statements prepared in the ordinary course of business of Company LP consistent with past practice, (B) such operating and other data and information as Parent and Parent LP may reasonably request to the extent such data or information is reasonably available (which data shall include financial statements for the fiscal year ended December 31, 2004 prepared in accordance with GAAP on substantially the same basis as the Financial Statements), and (C) any additional financial statements that may be required by Parent LP or its Affiliates to comply with the reporting requirements of the SEC under Regulation S-K or S-X. The Company shall cause its independent public accountants to cooperate in providing any opinion with respect to the Financial Statements and any additional audited financial statements that Parent LP may require for such purposes.

          (b)   Subject to the requirements of applicable law and the requirements of any securities exchange on which a party's securities may be listed, and except as may be disclosed in a press release consented to in writing by both parties in accordance with Section 6.5, until the Closing, the parties hereto will, and will instruct each of their respective Affiliates, associates, partners, employees, directors, officers, agents, counsel, auditors, investment bankers, representatives and advisors (the "Representatives") to, (i) hold in strict confidence all such information as confidential or proprietary, (ii) use such information only in connection with the consummation of the transactions contemplated by this Agreement and, (iii) if this Agreement is terminated in accordance with its terms, will deliver promptly to the party initially providing such confidential information (or destroy and certify to such other party the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control. Each party hereto agrees that money damages would not be a sufficient remedy for any breach of this Section 6.1(b) by the other party hereto or any of its Representatives, and that, in addition to all other remedies, such non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each such party further agrees to waive and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Each party agrees to be responsible for any breach of this Section 6.1(b) by any of its Representatives. Nothing contained in this Section 6.1(b) shall affect, modify or otherwise limit the respective agreements and other obligations of Parent or Parent LP, on the one hand, and the Company and Company LP, on the other, contained in that certain Confidentiality Agreement dated as of October 21, 2004 (the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

        6.2    Other Filings.    As soon as practicable following the date of this Agreement, the Company, Company LP, Parent and Parent LP each shall properly prepare and file any filings required under any federal, state or foreign law relating to the Merger (including filings, if any, required under the HSR Act) (collectively, the "Other Filings"). Each of the Company, Company LP, Parent and Parent LP shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by any Governmental Entity or official, and each of the Company, Company LP, Parent and Parent LP shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and any appropriate governmental official, on the other hand, with respect to any of the Other Filings. The Company, Company LP, Parent and Parent LP each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

        6.3    Additional Agreements.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated hereby and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain those consents, approvals, orders, exemptions and authorizations by or from any public or private third party listed in Section 7.2(e) of the Company Disclosure Schedule, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and to use its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the other transactions contemplated hereby. For purposes of this Section 6.3, the obligations of the Company, Company LP, Parent and Parent LP to use their "reasonable best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall include an obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties.

        6.4    No Solicitations.    Immediately after the execution of this Agreement, the Company and Company LP will terminate and cease any ongoing discussions or negotiations with any Third Party relating to, or that are intended by the Company or Company LP to lead to, an Acquisition Proposal. The Company and Company LP shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, to, directly or indirectly (a) solicit, initiate, knowingly encourage or otherwise knowingly facilitate, any inquiries or the making or implementation of any proposal or offer

(or provide any information that would facilitate any such proposal or offer), with respect to an Acquisition Proposal, or the making of any proposal that constitutes an Acquisition Proposal, or (b) participate in any negotiations or enter into any agreement regarding an Acquisition Proposal. Upon receiving any such inquiry, proposal or offer, or any request for information, the Company shall promptly (but in any event within forty eight (48) hours) notify Parent LP. To the extent that it has not already done so, the Company shall request that any confidential information provided to a Third Party with respect to an Acquisition Proposal within the twelve month period prior to the date of this Agreement be returned or destroyed.

        6.5    Public Announcements.    The Company and Parent and Parent LP shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the transactions contemplated pursuant to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party a reasonable time in advance of such issuance and to obtain such party's consent but has been unable to do so in a timely manner.

        6.6    Employee Benefit Arrangements.

          (a)   On and after the Effective Time, Parent shall, and shall cause Parent LP or the Surviving Corporation to, assume and honor in accordance with their terms all leasing commissions, employment agreements, severance agreements, retention bonus agreements and bonus agreements, and all bonus, retention and severance obligations, of the Company or any Company Subsidiary, and the Company, Parent or Parent LP shall pay on the Closing Date or after the Closing Date when due to the applicable officers and employees of the Company or any Company Subsidiary any amounts with respect to such agreements and obligations that are payable by their terms on the Closing Date, upon consummation of the Merger, the Effective Time, or after the Closing Date when due. Company represents that all of such agreements and obligations have been set forth in Section 6.6(a) of the Company Disclosure Schedule; provided, however, that the leasing commissions shall accelerate and shall be paid prior to Closing.

          (b)   Following the Effective Time, Parent and Parent LP shall cause the Surviving Corporation to provide compensation and employee benefits to the employees of the Company and the Company Subsidiaries who remain employed by Parent or the Parent Subsidiaries after the Effective Time (the "Company Employees") for such period of time as determined by Parent and Parent LP with the lesser of (i) at least the types and levels of employee benefits (including contribution levels) maintained from time to time by Parent, Parent LP or the Surviving Corporation for similarly-situated employees of Parent, Parent LP or the Surviving Corporation, (ii) at least the types and levels of employee benefits (including contribution levels) maintained from time to time by Company and the Company Subsidiaries for such employees, or (iii) some combination of the foregoing. Parent and Parent LP shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company or the Company Subsidiaries attributable to any period before the Effective Time as service rendered to Parent, Parent LP or the Surviving Corporation (to the same extent as service with Parent, Parent LP or the Surviving Corporation is taken into account with respect to similarly situated employees of Parent, Parent LP or the Surviving Corporation) for purposes of eligibility to participate, vesting, paid time off accruals, and severance benefits, but not for purposes of determining the amount of benefits under any defined benefit plan. Without limiting the foregoing and subject to the next sentence, Parent and Parent LP shall not, and shall cause the Surviving Corporation to not, treat any Company Employee as a "new" employee for purposes of any exclusions under any health or similar plan of Parent, Parent LP or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company's or any of the Company Subsidiaries' health plans shall be credited towards deductibles and co-pays under the health plans of Parent, Parent LP or the Surviving Corporation. Parent and Parent LP shall use commercially reasonable efforts, and shall cause the Surviving Corporation to use commercially reasonable efforts, to make appropriate arrangements with its insurance carrier(s) to ensure such results.

          (c)   After the Effective Time, Parent and Parent LP shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Company's supplemental retirement plans, management incentive plans, performance bonus plans and long-range incentive plans. Company represents that all of such agreements and obligations have been set forth in Section 6.6(c) of the Company Disclosure Schedule, and that all such accrued amounts have been reflected on the Company's balance sheet.

          (d)   Prior to the Effective Time, the Company shall cease to be the sponsor of (and on or after the Effective Time the sponsor shall be an entity that is not required to be aggregated with the Surviving Corporation under Code Sections 414(b), (c), (m) or (o)) the Wilmorite Property Management 401(k) Plan and shall fully and immediately vest participants in such plan to the extent required by Section 411(d)(3) of the Code. Parent shall cause a defined contribution plan that is intended to satisfy the requirements of Section 401(a) of the Code, and of which Parent or an Affiliate of Parent is the plan sponsor, to accept, if and to the extent so elected by each applicable Company Employee, a rollover (whether direct or indirect) of the account balances (including participant loans) of the Company Employees from the Wilmorite Property Management 401(k) Plan; provided, however, that (i) each electing Company Employee shall elect a rollover no later than 60 days after the date on which he or she receives the distribution of his or her account balance under the Wilmorite Property Management 401(k) Plan, (ii) all aspects of each rollover satisfy the requirements of Section 401(a)(31) of the Code, are consistent with the terms of such recipient defined contribution plan as in effect immediately prior to the Closing Date, and are effectuated in accordance with the established administrative practices and procedures of such plan, and (iii) under no circumstances shall any such rollover include any amount attributable to employee after-tax contributions or amounts otherwise not includible in taxable income.

          (e)   Nothing in this Section 6.6 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company, Company LP or any Company Subsidiary in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever.

        6.7    Officers' and Directors' Indemnification.

          (a)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Company Subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer, of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against such claim, action, suit, demand, proceeding or investigation and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Corporation, Parent and Parent LP shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and the Surviving Corporation and Parent after the Effective Time, shall promptly pay out-of-pocket expenses in advance of the final disposition of any claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law, subject only to the provision of undertakings required for such advancement under applicable law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company, Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) the Company, Parent and the Surviving Corporation will use their respective reasonable best efforts to assist in the defense of any such matter; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed); and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party.

          (b)   Parent and Parent LP each agree to honor and to continue in full force and effect all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company, Company LP and the Company Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof with respect to matters occurring prior to and through the Effective Time, and specifically including the transactions contemplated hereby, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim.

          (c)   Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $1,500,000 (the "Premium Limit"). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and to continue to honor the obligations hereunder.

          (d)   The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein). The covenant contained in this Section 6.7 is expressly intended to be for the benefit of, and shall be enforceable by, each of the indemnitees to whom this Section 6.7 applies, as well as their respective heirs, successors, executors, administrators and assigns. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an indemnitee may be entitled, whether pursuant to law, contract or otherwise.

          (e)   In the event Parent, Parent LP or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any one or more Persons in one or a series of related transactions, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, Parent LP or the Surviving Corporation (or, if applicable, any of their respective successors or assigns) as the case may be, assume the obligations set forth in this Section 6.7.

        6.8    Certain Tax Matters.

          (a)   Notwithstanding anything to the contrary herein, the Company shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Company will qualify for taxation as a REIT for U.S. federal income tax purposes and operate in a manner so as to permit it to continue to so qualify, including (i) using its best efforts to obtain the Ruling, and (ii) properly filing the Election within the period specified in the Ruling therefor.

          (b)   The parties shall treat the Merger for all income tax purposes as a taxable purchase of the Company Common Stock and Series A Preferred Stock from the holders of record thereof by Parent LP in exchange for the Merger Consideration, and no party shall take any position inconsistent with such treatment. The parties shall treat the payment of the Additional Consideration for all income tax purposes in a manner consistent with its treatment for such purposes as integrated with the Merger and as a redemption of a number of shares of Company Common Stock and Series A Preferred Stock equal in value to the aggregate amount of Additional Consideration distributed.

          (c)   Parent shall, with the Company's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interest, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of the Company Common Stock and Series A Preferred Stock.

          (d)   The Company shall, and shall cause Company LP and each Company Subsidiary to (i) (A) prepare all material Tax Returns that are required to be filed by the Company, the Company LP and the Company Subsidiaries prior to the Closing Date (after giving effect to any extensions) ("Post Signing Returns"), (B) furnish the Post Signing Returns to Parent for review and comment at least thirty (30) days before the due date for such Tax Returns (after giving effect to any extensions), and (C) file such Tax Returns after receiving approval from Parent, which approval shall not be unreasonably withheld or delayed (ii) timely pay all Taxes due and payable by the Company, Company LP or any of the Company Subsidiaries in respect of such Post-Signing Returns that are so filed, other than those being contested in good faith for which appropriate reserves have been made; (iii) accrue a reserve in the books and records and financial statements of the Company in accordance with past practice for all projected Taxes payable by the Company for which no Post Signing Return is due prior to the Effective Time; and (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company, Company LP or any Company Subsidiary in respect of any Tax and not settle or compromise any such Action without Parent's prior written consent.

          (e)   If, prior to the Closing Date, the Company, Company LP or any Company Subsidiary seeks any closing agreement with or private letter ruling from, the IRS (including, without limitation, the Ruling), the Company shall (i) consult with Parent regarding the application for and negotiation of such closing agreement or ruling request, (ii) use commercially reasonable efforts to permit Parent's designated counsel to attend meetings or telephone calls with the IRS scheduled by the IRS or the Company (or the Company's counsel) regarding any such closing agreement or ruling request, and (iii) provide Parent with copies of, and the right to comment on, any written materials regarding such closing agreement or ruling request prior to submission to the IRS.

          (f)    Company LP (and any Company Subsidiary treated as a partnership for tax purposes) shall, at the sole discretion of Parent, make an election under Section 754 of the Code any other similar provision of state, local or foreign law.

          (g)   The Company and Company LP shall, with Parent's good faith cooperation and assistance, take any such action necessary to assign any New York State Empire Zone Tax Credits of the Company and/or Company LP that have accrued prior to the Closing to an entity designated by the Company.

          (h)   Prior to Closing, the Company and Company LP shall in good faith attempt to settle that certain New York State sales tax audit currently pending with respect to certain charges made by Wilmorite Property Management, LLC to affiliates of the Company and Company LP subject to Section 6.8(h) of the Company Disclosure Schedule.

        6.9    Company LP Matters.

          (a)   In the Partnership Merger, each Company LP Unit held by a Company Limited Partner other than the Company, shall, be cancelled and in consideration therefor, each Company Limited Partner will receive cash in an amount equal to the Partnership Cash Consideration, provided that upon the receipt of such Company Limited Partner's consent and approval of the Amended and Restated Company Partnership Agreement, each such Company Limited Partner may elect to receive, in lieu of cash, (A) that number of Class A Convertible Preferred Units in Company LP (the "Convertible Preferred Units") determined by dividing the Partnership Cash Consideration by $62.39 (as adjusted in accordance with Section 6.9(b) below), or (B) that number of Common Units in Company LP, determined by dividing the Partnership Cash Consideration by $62.39 (as adjusted in accordance with Section 6.9(b) below). In addition, each Company Limited Partner who elects to receive Convertible Preferred Units in the Partnership Merger shall be provided with an opportunity to elect to participate in a redemption right with respect to the Rochester Portfolio, as further described in the Amended and Restated Company Partnership Agreement (the "Rochester Redemption Right"). Such Company Limited Partners may elect to participate in the Rochester Redemption Right with respect to an aggregate amount of Convertible Preferred Units (the "Participating Unit Limit") determined pursuant to the following formula (A) (x) $425,684,631 less (y) the aggregate amount of indebtedness outstanding and secured by the Rochester Portfolio as of the Closing Date or a pro rata share thereof with respect to any property that is not wholly-owned (such debt amount certified by the Company and Company LP to Parent ten (10) Business Days prior to Closing and agreed upon by the parties hereto in accordance with the provisions of Section 1.1(b)) divided by (B) $62.39. In the event that the election to participate is made with respect to more Convertible Preferred Units than the Participating Unit Limit, then such elections shall be cut back pro rata. In the event that the election to participate is made with respect to fewer Convertible Preferred Units than the Participating Unit Limit, then the parties shall cooperate in good faith to permit the holders of Convertible Preferred Units who have elected to participate in the Rochester Redemption Right to develop and implement an alternative strategy pursuant to which they shall have a sufficient number of Convertible Preferred Units to effect the Rochester Redemption Right, including, without limitation, allowing electing unit holders to purchase additional Convertible Preferred Units for cash at the Class A Liquidation Preference per unit or allowing Company LP to increase the indebtedness of the limited liability company formed prior to Closing by Company LP for the purpose of holding, directly or indirectly, the Rochester Portfolio (such entity is herein referred to as "Rochester Properties, LLC"), in an amount sufficient to effect the Rochester Redemption Right for an amount equal to the aggregate value of the Convertible Preferred Units as of Closing issued to those Company Limited Partners that elected to participate in the Rochester Redemption Right.

          (b)   If prior to the Effective Time, Parent should split, combine or otherwise reclassify shares of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"), or pay a stock dividend or other stock distribution in Parent Common Stock or otherwise change the Parent Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent in respect of the Parent Common Stock, then any amount contained herein which is based upon the number of shares of Parent Common Stock will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

          (c)   In the event that any Company Limited Partner fails to make a timely election in accordance with the Company LP Disclosure Document, the Company LP Units held by such Company Limited Partner shall, in the Partnership Merger, be cancelled and in consideration therefor, each Company Limited Partner will receive cash in an amount equal to the Partnership Cash Consideration in exchange for each Company LP Unit held by such Company Limited Partner.

          (d)   As soon as practicable following the date of this Agreement, Company LP shall distribute the Company LP Disclosure Document.

          (e)   The Company, Company LP, Parent and Parent LP further agree that they will cooperate with each other in connection with the determination of reasonable procedures relating to, and the preparation of all documents for, the Partnership Merger.

          (f)    The obligation of Parent, Parent LP and Company LP to consummate the Partnership Merger shall be conditioned upon, and shall be subject to, the concurrent Closing of the Merger as provided in this Agreement. The obligation of Parent and Company to close the Merger shall be conditioned upon, and shall be subject to, the concurrent consummation of the Partnership Merger as provided in this Agreement.

          (g)   The general partner interests in The Marketplace and Pittsford Plaza Company, L.P. held by Thomas C. Wilmot, Sr. or an affiliate thereof shall be assigned to Rochester Properties, LLC in exchange for Company LP Units.

          (h)   Parent, Parent LP, Merger Sub, the Company and Company LP agree to use their reasonable best efforts to take all actions necessary and advisable to effect the foregoing.

        6.10    Required Financing.    Each of Parent, Parent LP and Merger Sub hereby agrees to use its best efforts to arrange the financing in respect of the Merger and the transactions contemplated hereby and to satisfy the conditions set forth in the Financing Letter. Parent, Parent LP and Merger Sub shall keep the Company informed of the status of their financing arrangements for the Merger and the transactions contemplated hereby, including providing notification to the Company as promptly as possible (but in any event within twenty-four (24) hours) (a) that the Lender may be unable to provide the financing as contemplated by the Financing Letter, or (b) concerning the inability of Parent, Parent LP and Merger Sub to satisfy any of the conditions set forth in the Financing Letter. Parent or Parent LP shall provide written notice to the Company within twenty-four (24) hours after the Lender has given notice to Parent, Parent LP or Merger Sub that such Lender will be unable to provide the financing contemplated by the Financing Letter.

        6.11    Consent and Voting Agreements.    The Company and Company LP shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from each Person listed in Section 6.11 of the Company Disclosure Schedule, an executed Consent and Voting Agreement, agreeing, among other things, to vote in favor of this Agreement, the Merger, the Amended and Restated Company Partnership Agreement and the other transactions contemplated hereby, and such Consent and Voting Agreement shall have been delivered as of the date hereof.

        6.12    Excluded Properties.    Each of the Company and the applicable Company Subsidiaries agrees to use its best efforts to take all actions necessary to transfer the Excluded Properties prior to the Closing Date to a Person other than the Company, Company LP or any of the Company Subsidiaries.

        6.13    Parent Obligations.    Parent hereby agrees that it will not liquidate the Company until at least one (1) Business Day following the Closing Date.

ARTICLE VII
CONDITIONS TO THE MERGER

        7.1    Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver by consent of the other parties, where permissible, at or prior to the Effective Time, of each of the following conditions:

          (a)    Other Regulatory Approvals.    All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger and the other transactions contemplated by this Agreement set forth in Section 7.1(b) of the Company Disclosure Schedule to this Agreement shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

          (b)    No Injunctions, Orders or Restraints; Illegality.    No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger or the other transactions contemplated by this Agreement illegal, or (ii) otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that prior to a party asserting this condition such party shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          (c)    Management Agreement.    Rochester Management, LLC ("Rochester Management, LLC") shall have entered into Management Agreements with each of Eastview Commons, LLC, the owners of Eastview Commons in Victor, New York; Eastview Mall, LLC, the owner of Eastview Mall in Victor, New York; and Greece Ridge, LLC, the owner of The Mall at Greece Ridge Center in Greece, New York, in the form attached hereto as Exhibit F.

        7.2    Additional Conditions to Obligations of Parent, Parent LP and Merger Sub.    The obligations of Parent, Parent LP and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent or Parent LP at or prior to the Effective Time:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Company and Company LP set forth in Article III of this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct at and as of such time), with only such exceptions which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Parent and Parent LP shall have received a certificate signed on behalf of the Company by its Chief Executive Officer, Vice President—Finance or Executive Vice President, dated the Closing Date, to the foregoing effect.

          (b)    Performance and Obligations of the Company.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Parent LP shall have received a certificate signed on behalf of the Company by its Chief Executive Officer, Vice President—Finance or Executive Vice President, dated as of the Closing Date, to the foregoing effect.

          (c)    Opinions.    Parent and Parent LP shall have received the opinion of Harris Beach LLP and Goodwin Procter LLP, dated as of the Closing Date, in such forms as reasonably requested by Parent.

          (d)    Tax Opinions.    Parent and Parent LP shall have received the tax opinions of Harris Beach LLP and Goodwin Procter LLP, dated as of the Closing Date, in the forms attached hereto as Exhibit G-1 and Exhibit G-2.

          (e)    Consents.    All necessary consents and waivers from third parties set forth in Section 7.2(e) of the Company Disclosure Schedule in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (f)    Excluded Properties.    The Company and the applicable Company Subsidiaries shall have transferred the Excluded Properties to a Person other than the Company, Company LP or any of the Company Subsidiaries.

          (g)    Ruling and Election.    The Company shall have obtained a private letter ruling from the IRS (the "Ruling") permitting a taxable REIT subsidiary election by the Company and Wilmorite Mall Management, Inc. (the "Election") to be filed retroactively effective as of March 12, 2004, such Election shall have been properly filed within the period specified in the Ruling therefor, and all requirements of the Ruling shall have been complied with.

          (h)    Termination of Contracts with Interested Persons.    The Company shall have terminated, without further liability or obligation to the Company or any Company Subsidiary, all contracts and agreements with Affiliates of the Company except such contracts and agreements listed on Schedule 7.2(h).

          (i)    Non-Competition Agreement.    Thomas C. Wilmot, Sr. and Rochester Management, LLC shall each have executed and delivered a non-competition agreement in substantially the form attached hereto as Exhibit H.

          (j)    Tax Withholding Affidavits.    The Company shall provide all documentation Parent may reasonably request to establish an exemption from the withholding requirements of Section 1445 of the Code, including without limitation an affidavit substantially in the form of Exhibit I-1 (for stockholders who are individuals) or Exhibit I-2 (for stockholders who are entities) from each stockholder, if appropriate, of the Company stating under penalty of perjury that such stockholder is not a foreign person and providing such stockholder's U.S. taxpayer identification number.

          (k)    Release of Encumbrances.    The Company shall receive, upon repayment of amounts due, executed releases from Ivanhoe Capital L.P. of its security interest covering 58,594.10 shares of Company Common Stock, and each such release shall be in a form reasonably satisfactory to Parent LP, and no other Encumbrances shall exist on any Company Common Stock, Company Preferred Stock, or Company LP Units as of the Closing Date.

          (l)    Assignment of Interests.    The general partner interests in The Marketplace and Pittsford Plaza Company, L.P. held by Thomas C. Wilmot, Sr. or an affiliate thereof shall have been assigned to Rochester Properties, LLC free and clear of any Encumbrances.

          (m)    Management Agreements.    The management agreements currently in effect relating to the management of Marketplace Mall and Pittsford Plaza shall be assigned by Wilmorite Property Management, LLC to Rochester Management, LLC.

        7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent, Parent LP and Merger Sub set forth in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct at and as of such time), with only such exceptions which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. The Company and Company LP shall have received a certificate signed on behalf of Parent by its Chief Financial Officer, dated the Closing Date, to the foregoing effect.

          (b)    Performance of Obligations of Parent, Parent LP and Merger Sub.    Each of Parent, Parent LP and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by its Chief Financial Officer, dated as of the Closing Date, to the foregoing effect.

          (c)    Opinion.    The Company shall have received the opinion of O'Melveny & Myers LLP, dated as of the Closing Date, in the form as reasonably requested by the Company.

          (d)    Tax Opinion.    The Company shall have received the tax opinion of O'Melveny & Myers LLP, dated as of the Closing Date, in the form attached hereto as Exhibit J.

          (e)    Registration Rights Agreement.    Parent and Parent LP shall have executed and delivered that certain Registration Rights Agreement in the form attached hereto as Exhibit K.

          (f)    Financing.    On the Closing Date, Parent LP shall have sufficient funds in immediately available cash necessary to (i) satisfy any and all of Parent LP's and Merger Sub's obligations arising under or out of this Agreement, including the payment of the Final Offer Consideration, (ii) to the extent necessary, repay or refinance outstanding Indebtedness of the Company, Company LP and the Company Subsidiaries listed in Section 1.1(b) of the Company Disclosure

  Schedule, and (iii) pay any and all fees and expenses in connection with the Merger and the other transactions contemplated by this Agreement or the financing.

          (g)    Other Transactions.    All of the conditions to closing pursuant to the Contribution Agreement (other than the consummation of the Merger) shall have been satisfied or waived.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Company Stockholder Consent:

          (a)   by the mutual written consent of Parent LP and the Company;

          (b)   by either of the Company and Company LP, on the one hand, or Parent LP, on the other hand, by written notice to the other:

            (i)    if any Governmental Entity of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall have used their reasonable best efforts to lift), which makes the consummation of the Merger or the other transactions contemplated hereby illegal or which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated hereby, and such injunction or other action shall have become final and non-appealable; or

            (ii)   if the consummation of the Merger shall not have occurred on or before April 29, 2005 (such date, as it may be extended as set forth below, the "Drop Dead Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the principal cause of, or resulted in, the failure of the Merger to occur on or before such date.

          (c)   by written notice from Parent LP to the Company, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Sections 7.2(a) or 7.2(b) and such condition is incapable of being satisfied by the Drop Dead Date;

          (d)   by written notice from the Company to Parent LP, if Parent, Parent LP or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Sections 7.3(a) or 7.3(b) and such condition is incapable of being satisfied by the Drop Dead Date.

        8.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Parent LP, Merger Sub, the Company or Company LP and their respective directors, officers, employees, partners or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 6.1(b), Section 6.7, Sections 8.2 - 8.4 (inclusive) and Article IX; provided, however, that nothing contained in this Section 8.2 shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

        8.3    Parent Guarantee.    Parent hereby unconditionally and irrevocably guarantees to the Company the full payment and performance of each of the obligations and undertakings of Parent LP, Merger Sub and, after the Effective Time, the Surviving Corporation, under this Agreement when and to the extent the same are required to be paid or performed. If Parent LP, Merger Sub or, after the Effective

Time, the Surviving Corporation shall fail to pay or perform any obligation or undertaking under this Agreement when and to the extent the same is required to be paid or performed, Parent will upon written demand from the Company forthwith cause to be paid or performed such obligation or undertaking. The Company may proceed against Parent hereunder without first proceeding against Parent LP or Merger Sub.

        8.4    Fees and Expenses.    Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

        8.5    Amendment.    This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time; provided, however, no amendment shall be made which by law requires further approval by the Company's stockholders, as applicable, without obtaining such approval. This Agreement may not be amended except by an instrument in writing executed by the parties hereto.

        8.6    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(1) if to Parent or Parent LP:	The Macerich Company 401 Wilshire Boulevard, Suite 700 Santa Monica, CA 90401 Attention: Richard A. Bayer Facsimile: 310-394-7692
With a copy to:	O'Melveny & Myers LLP 400 South Hope Street Los Angeles, CA 90071-2899 Attention: Mark C. Easton Facsimile: 213-430-6407
(2) if to the Company:	Wilmorite Properties, Inc. 1265 Scottsville Road Rochester, NY 14624-5125 Attention: John W. Anderson Facsimile: 585-464-0259
With a copy to:	Wilmorite Properties, Inc. 1265 Scottsville Road Rochester, NY 14624-5125 Attention: Mark R. Foerster Facsimile: 585-464-0259
Goodwin Procter LLP Exchange Place, 53 State Street Boston, MA 02109-2804 Attention: Gilbert G. Menna, P.C. Facsimile: 617-523-1231

        9.2    Certain Definitions.    For purposes of this Agreement, the term:

          "Acquisition Proposal" means any proposal or offer for any (a) merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company or Company LP, (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, reorganization, share exchange or otherwise, that would result in any Third Party acquiring twenty percent (20%) or more of the fair market value of the assets of the Company, Company LP and the Company Subsidiaries on a consolidated basis, (c) tender offer, exchange offer or any other transaction in which any Third Party shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of Company Common Stock or Series A Preferred Stock or outstanding equity interests of Company LP, (d) recapitalization, restructuring, liquidation, dissolution, or other transaction with respect to the Company or Company LP following which the stockholders prior to the transaction do not hold a majority of the outstanding shares of stock after the transaction; provided, however, that the term "Acquisition Proposal" shall not include the Merger or the other transactions contemplated by this Agreement.

          "Additional Consideration" means, with respect to the Company Preferred Stock, an amount of cash per share equal to the amount distributed on each Company Preferred Unit pursuant to Section 1.8(a) hereof as a Pre-Closing Distribution and, with respect to the Company Common

  Stock, an amount of cash per share equal to the amount distributed per Company Common Unit pursuant to Section 1.8(a) hereof as a Pre-Closing Distribution.

          "Affiliate" of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

          "Anchor Store Agreements" means any reciprocal easement agreement or lease with an anchor tenant.

          "Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions are required by law to be closed.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company LP Consent" means the affirmative consent of a sufficient number of the Company Limited Partners, which shall include the Company as a partner of Company LP, necessary to approve and adopt this Agreement, the Merger, the Amended and Restated Company Partnership Agreement and the other transactions contemplated hereby.

          "Company Material Adverse Effect" means, with respect to the Company, an effect, event or change which has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations, or condition (financial or otherwise) of the Company and the Company Subsidiaries on a consolidated basis taken as a whole or (ii) the ability of the Company or Company LP to perform their respective obligations pursuant to this Agreement, in each case, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. capital or financial markets generally, including changes in interest or exchange rates (other than those that would have a materially disproportionate effect relative to other industry participants, on the Company and the Company Subsidiaries taken as a whole), (b) changes in general U.S. legal, regulatory, economic or business conditions or changes in GAAP that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business (other than those that would have a materially disproportionate effect relative to other industry participants, on the Company and the Company Subsidiaries taken as a whole), (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees (other than as may result from a breach of the obligations of the Company or Company LP under this Agreement), (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (other than those that result in the uninsured casualty with respect to the Company or the Company Subsidiaries), or (e) earthquakes or other natural disasters (other than those that result in an uninsured casualty with respect to the Company or the Company Subsidiaries).

          "Company Stockholder Consent" means the affirmative consent of a sufficient number of holders of shares of the Company Common Stock and Series A Preferred Stock, voting together as a single class, necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

          "Environmental Laws" means any federal, state or local statute, law, ordinance, regulation, rule, code, or binding order and any enforceable and binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the indoor or outdoor environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or contamination.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means and Affiliate of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

          "Excess Net Working Capital" means (a) the excess, if any, of (i) Current Assets as shown on the Final Closing Worksheets over (ii) Current Liabilities as shown on the Final Closing Worksheets, less (b) $5,000,000, which represents the target amount of working capital to be retained by Company LP following the Closing.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Excluded Properties" means (i) the Charlestowne Mall and Westshore Mall, (ii) the assets and equipment used in the operation of the Rochester Portfolio, Charlestowne Mall and Westshore Mall, (iii) all furniture, fixtures and equipment owned or leased by Company LP and its Affiliates and located at, or used in connection with, Company LP's Home Office, other than furniture, computers, cellular telephones or similar equipment used by up to eight (8) employees to the extent these persons are employed by or otherwise contract with Parent subsequent to the Closing, and (iv) all rights to the "Wilmorite" trademark, including any derivatives thereof and the W Logo set forth in Section 1.10(a) of the Company Disclosure Schedule.

          "GAAP" means generally accepted accounting principles as applied in the United States.

          "Hazardous Materials" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "pollutant" or "contaminant" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof.

          "Home Office" means the offices of the Company located at 1265 Scottsville Road, Rochester, New York.

          "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) and (e) all guarantees of such Person of any such Indebtedness of any other Person.

          "IRS" means the United States Internal Revenue Service.

          "Merger Consideration" means the (A) the Final Offer Consideration less the sum of (x) the Net Aggregate SARs Value and (y) the aggregate amount to be paid under the Partnership Bonus Agreements divided by (B) the total number of outstanding shares of Company Common Stock, shares of Company Preferred Stock, Company Common Units and Company Preferred Units outstanding as of the Effective Time (excluding Company Common Units and Company Preferred Units held by the Company), without interest.

          "Net Aggregate SARs Value" means the aggregate amount of cash to be paid with respect to the outstanding SARs, which equal (a) the Per SARs Value multiplied by (b) the aggregate number of SARs outstanding.

          "Parent Material Adverse Effect" means, with respect to Parent, an effect, event or change which has a material adverse effect (i) on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of Parent and the Parent Subsidiaries on a consolidated basis taken as a whole, or (ii) the ability of Parent and Parent LP to perform their respective obligations pursuant to this Agreement, in each case, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. capital financial markets generally, including changes in interest or exchange rates (other than those that would have a materially disproportionate effect relative to other industry participants, on Parent and the Parent Subsidiaries taken as a whole), (b) changes in general U.S. legal, regulatory, economic or business conditions or changes in GAAP that, in each case, generally affect industries in which Parent and the Parent Subsidiaries conduct business (other than those that would have a materially disproportionate effect relative to other industry participants, on Parent and the Parent Subsidiaries taken as a whole), (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees (other than as may result from a breach of the obligations of Parent or Parent LP under this Agreement), (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (other than those that result in an uninsured casualty with respect to Parent or the Parent Subsidiaries), (e) earthquakes or other natural disasters (other than those that result in an uninsured casualty with respect to Parent or the Parent Subsidiaries) or (f) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure to meet publicly announced revenue or earnings projections.

          "Per SARs Value" means the amount paid per each SAR calculated by (a) the Final Offer Consideration plus the $8,000,000 aggregate purchase price adjustment payment from the limited partners participating in the Rochester redemption right to those limited partners and Company Stockholders who do not participate in the Rochester redemption right divided by (b) the total number of outstanding shares of Company Common Stock, shares of Company Preferred Stock, Company Common Units and Company Preferred Units outstanding as of the Effective Time (excluding Company Common Units and Company Preferred Units held by the Company) minus (c) the grant price of each such SAR.

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

          "Principal Holder" means any stockholder of the Company that holds twenty percent (20%) or more of the Company's outstanding Common Stock or Series A Preferred Stock or any partner in Company LP that holds twenty percent (20%) or more of the outstanding equity interests of Company LP.

          "Rochester Portfolio" means the Eastview Mall, Eastview Commons, Greece Ridge Center, Marketplace Mall and Pittsford Plaza properties.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent, Parent LP or the Company or Company LP, as the case may be.

          "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, which such information may be compiled and filed on a consolidated basis.

          "Taxes" means any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, net worth, excise, withholding, ad valorem, stamp, transfer, value added or gains taxes and similar charges.

          "Third Party" means any Person or group other than Parent LP or Merger Sub.

        9.3    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

"ACI Danbury"	Recitals
"Actions"	Section 6.8(d)
"Agreement"	Preamble
"Amended and Restated Company Partnership Agreement"	Recitals
"Certificate" or "Certificates"	Section 1.6(c)
"Certificate of Merger"	Section 1.4
"Claim"	Section 6.7(b)
"Closing"	Section 1.3
"Closing Date"	Section 1.3
"Closing Obligations"	Section 4.11(a)
"Commitment"	Section 3.9
"Company"	Preamble
"Company Board"	Recitals
"Company Common Stock"	Section 1.6(a)
"Company Common Units"	Section 3.4(i)
"Company Disclosure Schedule"	Article III
"Company Employees"	Section 6.6(b)
"Company Incentive Plan"	Section 1.7(b)
"Company Information Statement"	Section 1.11(c)
"Company Limited Partners"	Section 3.4(i)
"Company LP"	Preamble
"Company LP Disclosure Document"	Section 1.11(b)
"Company LP Units"	Section 3.4(i)
"Company Organizational Documents"	Section 3.1(a)
"Company Partnership Agreement"	Recitals
"Company Partnership Certificate"	Section 3.1(b)
"Company Preferred Stock"	Section 3.4(a)
"Company Preferred Units"	Section 3.4(i)
"Company Properties"	Section 3.12(a)
"Company Rent Roll"	Section 3.12(d)
"Company Subsidiaries"	Section 3.2(a)
"Company Tax Protection Agreements"	Section 3.11(c)

"Confidentiality Agreement"	Section 6.1(b)
"Consent and Voting Agreements"	Recitals
"Contribution Agreement"	Recitals
"Convertible Preferred Units"	Section 6.9(a)
"Danbury Merger Agreement"	Recitals
"Delaware Courts"	Section 9.9(b)
"DGCL"	Recitals
"Dissenting Shares"	Section 1.9(a)
"Drop Dead Date"	Section 8.1(b)
"DSOS"	Section 1.4
"Effective Time"	Section 1.4
"Electing Holders"	Section 2.1(b)
"Election"	Section 7.2(g)
"Employment Agreements"	Section 3.19(a)(v)
"Employee Programs"	Section 3.14(a)
"Encumbrances"	Section 3.12(a)
"Estimated Closing Worksheets"	Section 1.8(c)
"Exchange Fund"	Section 2.1(b)
"Final Closing Worksheets"	Section 1.8(d)
"Final Offer Consideration"	Section 1.1(a)
"Financial Statements"	Section 3.10(a)
"Financing Letter"	Section 4.11(a)
"Governmental Entity"	Section 3.7(b)
"Indemnified Party" or "Indemnified Parties"	Section 6.7(a)
"Initial Offer Consideration"	Section 1.1(a)
"Intellectual Property Rights"	Section 3.20
"Lease"	Section 3.12(d)
"Lender"	Section 4.11(b)
"Material Contracts"	Section 3.19(a)
"Merger"	Recitals
"Merger Sub"	Preamble
"Other Filings"	Section 6.2
"Parent"	Preamble
"Parent Common Stock"	Section 6.9(b)
"Parent Disclosure Schedule"	Article IV
"Parent LP"	Preamble
"Parent LP Organizational Documents"	Section 4.1(b)
"Parent Organizational Documents"	Section 4.1(a)
"Parent SEC Reports"	Section 4.6
"Parent Subsidiaries"	Section 4.3(a)
"Participating Unit Limit"	Section 6.9(a)
"Partnership Cash Consideration"	Recitals
"Partnership Merger"	Recitals
"Paying Agent"	Section 2.1(a)
"Post-Signing Returns"	Section 6.8(d)
"Pre-Closing Distribution"	Section 1.8(a)
"Premium Limit"	Section 6.7(c)
"Property Restrictions"	Section 3.12(a)
"REIT"	Section 3.11(a)
"Representatives"	Section 6.1(b)
"Rochester Management, LLC"	Section 7.1(c)

"Rochester Properties, LLC"	Section 6.9(a)
"Rochester Redemption Right"	Section 6.9(a)
"Ruling"	Section 7.2(g)
"SAR"	Section 1.7(b)
"SARs Agreements"	Section 1.7(b)
"SAR Payment"	Section 1.7(b)
"Securities Laws"	Section 4.6
"Series A Preferred Stock"	Section 1.6(b)
"Severance Agreements"	Section 1.7(a)
"Severance Amount"	Section 1.7(a)
"Signing Worksheets"	Section 1.8(b)
"Surviving Corporation"	Section 1.2
"Transfer and Gains Taxes"	Section 6.8(c)
"Trust Agreement"	Section 1.7(a)
"Trust Amount"	Section 1.7(b)
"Trustee"	Section 1.7(a)
"W Logo"	Section 1.10

        9.4    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.5    Non-Survival of Representations, Warranties, Covenants and Agreements.    Except for Articles I (except Sections 1.7(b) and 1.12) and II, the last sentence of Section 6.1(b), Sections 6.3, 6.6, 6.7, 6.8 and 6.13, and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter there shall be no liability on the part of either Parent, Parent LP, Merger Sub or the Company, Company LP and/or Company Subsidiaries or any of their respective officers, directors, managers, partners, members or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

        9.6    Miscellaneous.

          (a)   This Agreement (a) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Exhibits hereto, and any subsequent or supplemental agreements between or among any of the parties hereto to the extent such agreement recites that it was entered into in connection with the Merger, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder. Sections 6.6 and 6.7 are intended to be for the benefit of those Persons described therein and the covenants contained therein may be enforced by such Persons.

          (b)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions (without the posting of any bonds) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.7    Assignment; Benefit.    Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, and any attempt to assign without such consent shall be void. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.6 and 6.7 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereto, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.8    Severability.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, and to such end, such provisions of this Agreement are agreed to be severable.

        9.9    Choice of Law; Consent to Jurisdiction.

          (a)   All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

          (b)   Each of Company, Company LP, Parent, Parent LP and Merger Sub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of any court of the United States located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each of Parent, Parent LP and Merger Sub does hereby appoint CT Corporation System, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.

        9.10    Gender Neutral.    Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

        9.11    Waiver.    Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        9.12    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Signature Page Follows Next]

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

        IN WITNESS WHEREOF, The Macerich Company, The Macerich Partnership, L.P., MACW, Inc., Wilmorite Properties, Inc. and Wilmorite Holdings, L.P. have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE MACERICH COMPANY

By:

Name:	Richard A. Bayer
Title:	Executive Vice President and General Counsel

THE MACERICH PARTNERSHIP, L.P.

By:	The Macerich Company, its general partner

By:

	Name:	Richard A. Bayer
	Title:	Executive Vice President and General Counsel

MACW, INC.

By:

Name:	Richard A. Bayer
Title:	Executive Vice President and General Counsel

WILMORITE PROPERTIES, INC.

By:

Name:	John W. Anderson
Title:	Chief Executive Officer

WILMORITE HOLDINGS, L.P.

By:	Wilmorite Properties, Inc., its general partner

By:

	Name:	John W. Anderson
	Title:	Chief Executive Officer

S-1

Company Disclosure Schedule

Section 1.1(a)
Calculation of Final Offer Consideration

I.	Initial Offer Consideration						$1,293,399,136[1]
II.	Increase (Reduction) in Net Working Capital
	A.	Current Assets	$

	B.	Less Current Liabilities	$

	C.	Less Targeted Working Capital[2]		$5,000,000

	D.	Less Pre-Closing Distribution	- $

Plus Increase (Reduction) in Net Working Capital			$		=	+ $

III.	Reduction (Increase) in Secured Debt
	A.	Secured Debt At Signing		$882,198,742
	B.	Less Secured Debt at Closing	$

Plus Reduction (Increase) in Secured Debt			$		=	+ $

IV.	Reduction (Increase) in Other Liabilities (see Schedule 1.1(b))
	A.	Other Liabilities at Signing		$156,965,028

	B.	Less Other Liabilities at Closing	$

Less (Increase) Reduction in Other Liabilities			$		=	-$

V.	Equals Final Offer Consideration					$

See definitions on next page.

1
The number will be the Initial Offer Consideration in Section 1.1(a) to the Merger Agreement.

2
This number reflects the $5,000,000 already reflected in the Initial Offer Consideration as the intended amount of working capital to be retained by Company LP following the Closing.

Definitions for Section 1.1(a) of the Company Disclosure Schedule:

        For the purposes of this Section 1.1(a) and the calculation of the Final Offer Consideration, the following terms shall have the following meanings:

          (i)    "Current Assets" means Company LP's total Cash, Cash—Tenant Security Deposits, Cash—Escrowed and Restricted, Accounts Receivable—Tenants, Accounts Receivable—Affiliates, New York State Tax Refunds Receivable and Prepaid Expenses, all as of the Closing Date, determined on a GAAP basis (excluding any receivables for straight lined rents), but subject to adjustments to include pro rata amounts attributable to unconsolidated Subsidiaries and Affiliates and to exclude any amounts attributable to Charlestowne Mall or Westshore Mall that would appear on the Company's balance sheet if it were computed as of the Closing Date;

          (ii)   "Current Liabilities" means Company LP's total Tenants Security Deposits, Accounts Payable—Trade; Accounts Payable—Affiliates, Tenant Allowances, Accrued Expenses and Accrued Interest, Rent Received in Advance, Deferred Income and Minority Interest (Eagan Note), all as of the Closing Date, determined on a GAAP basis, but subject to adjustments to include pro rata amounts attributable to unconsolidated Subsidiaries and Affiliates and to exclude any amounts attributable to Charlestowne Mall or Westshore Mall;

          (iii)  "Other Liabilities" means the number listed as "Total Liabilities to be Assumed or Paid Off at Closing" from Section 1.1(b) of the Company Disclosure Schedule;

          (iv)  "Pre-Closing Distribution" means the total amount, if any, distributed to the limited partners of Company LP pursuant to Section 1.8(a) of the Merger Agreement as a Pre-Closing Distribution;

          (v)   "Secured Debt" means the aggregate amount of outstanding secured indebtedness for borrowed money of Company LP on a consolidated basis plus a pro rata share of such indebtedness of unconsolidated Company Subsidiaries and Affiliates as of the Closing Date, excluding any such indebtedness attributable to Charlestowne Mall or Westshore Mall; and

          (vi)  "Targeted Working Capital" means the target amount of working capital to be retained by Company LP following the Closing, which is $5,000,000 and which has already been taken into account in the Initial Offer Consideration.

QuickLinks

  Exhibit 2.1